   As Filed with the Securities and Exchange Commission on February 14, 1997

                                                      Registration No. 333-
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER

                           THE SECURITIES ACT OF 1933
                            ------------------------

                              CHRYSLER CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                    Delaware
                        (State or other jurisdiction of
                         incorporation or organization)

                                   38-2673623
                                (I.R.S. Employer
                              Identification No.)

                              1000 Chrysler Drive
                       Auburn Hills, Michigan 48326-2766
                                 (810) 576-5741
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                            RICHARD D. HOUTMAN, ESQ.
                              Chrysler Corporation
                              1000 Chrysler Drive
                       Auburn Hills, Michigan 48326-2766
                                 (810) 512-3992
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                          Copies of Correspondence to:
                              PAUL H. WILSON, JR.
                              Debevoise & Plimpton
                                875 Third Avenue
                            New York, New York 10022
                                 (212) 909-6000
                            ------------------------

        Approximate date of commencement of proposed sale to the public:
  As soon as practicable after this Registration Statement becomes effective.
                            ------------------------

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

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                                                         PROPOSED             PROPOSED
                                     AMOUNT              MAXIMUM              MAXIMUM             AMOUNT OF
   TITLE OF EACH CLASS OF            TO BE            OFFERING PRICE         AGGREGATE           REGISTRATION
 SECURITIES TO BE REGISTERED       REGISTERED          PER UNIT(1)       OFFERING PRICE(1)           FEE
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
7.45% Debentures due 2097,
  Series B...................     $500,000,000             100%             $500,000,000           $151,516
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

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 promulgated under the Securities Act of 1933, as amended.
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

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

     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                 SUBJECT TO COMPLETION, DATED FEBRUARY 14, 1997

PROSPECTUS
                          [CHRYSLER CORPORATION LOGO]

             OFFER TO EXCHANGE 7.45% DEBENTURES DUE 2097, SERIES B FOR ANY AND ALL EXISTING DEBENTURES (AS DEFINED BELOW)
                           -------------------------

    THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON
            , 1997, UNLESS EXTENDED. AS DESCRIBED HEREIN, WITHDRAWAL RIGHTS WITH RESPECT TO THE EXCHANGE OFFER ARE EXPECTED TO EXPIRE AT THE EXPIRATION OF THE EXCHANGE OFFER.

     Chrysler Corporation, a Delaware corporation ("Chrysler" or the "Company"), hereby offers (the "Exchange Offer"), upon the terms and subject to the conditions set forth in this Prospectus (the "Prospectus") and the accompanying Letter of Transmittal (the "Letter of Transmittal"), to exchange up to $500,000,000 aggregate principal amount of its 7.45% Debentures due 2097, Series B (the "New Debentures"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement of which this Prospectus is a part, for a like principal amount of its issued and outstanding 7.45% Debentures due 2097 (the "Existing Debentures"). The New Debentures and the Existing Debentures, as the case may be, are referred to herein as the "Debentures." The Existing Debentures were originally issued and sold in a transaction that was exempt from registration under the Securities Act and resold to certain qualified institutional buyers in reliance on, and subject to the restrictions imposed pursuant to, Rule 144A under the Securities Act ("Rule 144A"). The terms of the New Debentures are identical in all material respects to the terms of the Existing Debentures except that the New Debentures do not contain terms with respect to interest rate step-ups and the New Debentures have been registered under the Securities Act and will not bear legends restricting the transferability thereof. See "Description of Debentures."

     The New Debentures will be redeemable as a whole or in part, at the option of the Company at any time, at a redemption price equal to the greater of (i) 100% of the principal amount of such New Debentures and (ii) the sum of the present values of the Remaining Scheduled Payments (as defined herein) discounted to the redemption date on a semiannual basis at the Treasury Rate (as defined herein) plus 20 basis points, together in either case with accrued interest to the date of the redemption. Upon the occurrence of a Tax Event (as defined herein), the Company will have the right (x) to shorten the maturity of the New Debentures to the minimum extent required so that the interest paid on the New Debentures will be deductible for United States federal income tax purposes or (y) under certain circumstances to redeem the New Debentures in whole (but not in part) at a redemption price equal to the greater of (i) 100% of the principal amount of the New Debentures and (ii) the sum of the present values of the Remaining Scheduled Payments discounted to the redemption date on a semiannual basis at the Treasury Rate plus 35 basis points, together in either case with accrued interest to the date of redemption. See "Description of Debentures -- Optional Redemption" and " -- Conditional Right to Shorten Maturity."

     The Exchange Offer is not conditioned upon any minimum number of Existing Debentures being tendered. The Exchange Offer will expire at 5:00 p.m., New York
City time, on             , 1997, unless extended (the "Expiration Date").
Subject to the terms and conditions of the Exchange Offer, including the reservation of certain rights by Chrysler and the right of holders of Existing Debentures to withdraw tenders at any time prior to the acceptance thereof, any and all Existing Debentures validly tendered prior to the Expiration Date will be accepted on or promptly after the Expiration Date. New Debentures to be issued in exchange for properly tendered Existing Debentures will be delivered through the facilities of The Depository Trust Company by the Exchange Agent (as defined herein) promptly after the acceptance thereof. In the event Chrysler terminates the Exchange Offer and does not accept for exchange any Existing Debentures, Chrysler will promptly return the Existing Debentures to the holders thereof. See "The Exchange Offer."
                                                        (Continued on next page)

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR BY ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                           -------------------------

               THE DATE OF THIS PROSPECTUS IS             , 1997.

(Cover Page Continued)

     Based on interpretations by the Staff of the Securities and Exchange Commission (the "Commission" or "SEC") as set forth in no-action letters issued to third parties, Chrysler believes the New Debentures issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by any holder thereof (other than any such holder that is a broker-dealer or an "affiliate" of Chrysler within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that (i) such New Debentures are acquired in the ordinary course of business, (ii) at the time of the commencement of the Exchange Offer such holder has no arrangement with any person to participate in a distribution of the New Debentures and (iii) such holder is not engaged in, and does not intend to engage in, a distribution of the New Debentures. However, the Commission has not considered the Exchange Offer in the context of a no-action letter and therefore there can be no assurance that the Staff of the Commission would make a similar determination with respect to the Exchange Offer as in such other circumstances. Each holder of Existing Debentures that desires to participate in the Exchange Offer will be required to make certain representations described in "The Exchange Offer -- Terms of the Exchange Offer."

     Each broker-dealer that receives New Debentures for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Debentures. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Debentures where such Existing Debentures were acquired by such broker-dealer as a result of market-making activities or other trading activities. As described more fully herein, for a period of 180 days after the Expiration Date (as defined herein), Chrysler will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "The Exchange Offer" and "Plan of Distribution."

     The New Debentures will be represented by one or more Global Securities registered in the name of a nominee of The Depository Trust Company, as Depositary. Beneficial interests in the Global Securities will be shown on, and transfers thereof will be effected only through, records maintained by the Depositary and its participants. Settlement for the New Debentures will be made in immediately available funds. The New Debentures will trade in the Depositary's Same-Day Funds Settlement System, and secondary market trading activity in the Debentures will therefore settle in immediately available funds. See "Description of Debentures -- Book-Entry System" and "-- Same-Day Settlement and Payment."

     There has not previously been any public market for the New Debentures. Chrysler does not intend to list the New Debentures on any securities exchange or to seek approval for quotation through any automated quotation system. There can be no assurance that an active market for the New Debentures will develop. Moreover, to the extent that Existing Debentures are tendered and accepted in the Exchange Offer, the trading market, if any, for untendered and tendered but unaccepted Existing Debentures could be adversely affected.

     Chrysler will not receive any proceeds from the Exchange Offer. The Company has agreed to pay the expenses of the Exchange Offer. No dealer manager is being utilized in connection with the Exchange Offer.

     THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL THE COMPANY ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF EXISTING DEBENTURES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES AND BLUE SKY LAWS OF SUCH JURISDICTION.
                           -------------------------

                             AVAILABLE INFORMATION

     Chrysler is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the principal office of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following regional offices of the Commission: Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661-2511; and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained by mail from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates and such material is contained on the worldwide web site maintained by the Commission at http://www.sec.gov. Reports, proxy statements and other information concerning Chrysler can be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005; the Midwest Stock Exchange, Inc., 440 South LaSalle Street, Chicago, Illinois 60605; the Pacific Stock Exchange, Inc., 618 South Spring Street, Los Angeles, California 90014, and 301 Pine Street, San Francisco, California 94104; and the Philadelphia Stock Exchange, Inc., 1900 Market Street, Philadelphia, Pennsylvania 19103.

     Chrysler has filed with the Commission a Registration Statement under the Securities Act, with respect to the New Debentures offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information included or incorporated by reference in the Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus or in any document incorporated herein or therein as to the contents of any contract or other document referred to herein or therein and filed as an exhibit to, or incorporated by reference in, the Registration Statement are not necessarily complete and, in each instance, reference is made to the copy of such contract or other document filed as an exhibit to, or incorporated by reference in, the Registration Statement, each such statement being qualified in all respects by such reference. For further information with respect to Chrysler and the Debentures, reference is hereby made to the Registration Statement and the exhibits and schedules thereto.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     Chrysler's Annual Report on Form 10-K for its fiscal year ended December 31, 1996, which was previously filed with the Commission pursuant to the Exchange Act (File No. 1-9161), is incorporated herein by reference.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Debt Securities shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (NOT INCLUDING EXHIBITS TO SUCH DOCUMENTS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE IN SUCH DOCUMENTS) ARE AVAILABLE WITHOUT CHARGE UPON WRITTEN OR ORAL REQUEST DIRECTED TO: ASSISTANT SECRETARY, CHRYSLER CORPORATION, 1000 CHRYSLER DRIVE, AUBURN HILLS, MICHIGAN 48326-2766 (TELEPHONE: (810) 512-3992).

                            ------------------------

                               PROSPECTUS SUMMARY

     The following summary information is qualified in its entirety by the detailed information and financial statements (including the notes thereto) appearing elsewhere or incorporated by reference in this Prospectus.

                              CHRYSLER CORPORATION

     Chrysler operates in two principal industry segments: automotive operations and financial services. Automotive operations include the research, design, manufacture, assembly and sale of cars, trucks and related parts and accessories. Substantially all of Chrysler's automotive products are marketed through retail dealerships, most of which are privately owned and financed. Financial services include the operations of Chrysler Financial Corporation and its consolidated subsidiaries ("CFC"), which are engaged principally in providing consumer and dealer automotive financing for Chrysler's products. Chrysler also participates in short-term vehicle rental activities through certain of its subsidiaries (the "Car Rental Operations").

     Chrysler manufactures, assembles and sells cars and trucks under the brand names Chrysler, Dodge, Plymouth, Eagle and Jeep(R), and related automotive parts and accessories, primarily in the United States, Canada and Mexico ("North America"). Passenger cars are offered in various size classes and models. Chrysler produces trucks in pickup, sport-utility and van/wagon models, which constitute the largest segments of the truck market. Chrysler also purchases and distributes certain passenger cars manufactured in the United States by Mitsubishi Motors Corporation's ("MMC's") subsidiary, Mitsubishi Motors Manufacturing of America. CFC, Chrysler's wholly owned subsidiary, is a financial services organization that provides retail and lease financing for vehicles, dealer inventory and other financing needs, dealer property and casualty insurance and dealership facility development and management primarily for Chrysler dealers and their customers.

     Chrysler was incorporated under the laws of the State of Delaware on March 4, 1986, and is the surviving corporation following mergers with a number of its operating subsidiaries, including Chrysler Motors Corporation which was originally incorporated in 1925. Chrysler's principal executive offices are located at Chrysler World Headquarters, 1000 Chrysler Drive, Auburn Hills, Michigan 48326-2766. The telephone number of those offices is (810) 576-5741.

                               THE EXCHANGE OFFER

REGISTRATION AGREEMENT..........   The Existing Debentures were issued on
                                   February 5, 1997 to the initial purchasers
                                   (the "Initial Purchasers") of the Existing
                                   Debentures. The Initial Purchasers resold the
                                   Existing Debentures to certain qualified institutional buyers in reliance on, and subject to the restrictions imposed pursuant to, Rule 144A. In connection therewith, the Company and the Initial Purchasers entered into the Registration Agreement, dated
                                   February 5, 1997 (the "Registration
                                   Agreement"), providing, among other things, for the Exchange Offer. See "The Exchange
                                   Offer."

THE EXCHANGE OFFER..............   New Debentures are being offered in exchange
                                   for an equal principal amount of Existing
                                   Debentures. As of the date hereof,
                                   $500,000,000 aggregate principal amount of
                                   Existing Debentures is outstanding. Existing
                                   Debentures may be tendered only in integral multiples of $1,000.

RESALE OF NEW DEBENTURES........   Based on interpretations by the Staff of the
                                   Commission as set forth in no-action letters issued to third parties, the Company believes that the New Debentures issued pursuant to the Exchange Offer may be offered for resale, resold or otherwise transferred by any holder thereof (other than any such holder that is a broker-dealer or an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that (i) such New Debentures are acquired in the ordinary course of business, (ii) at the time of the commencement of the Exchange
                                   Offer such holder has no arrangement with any person to participate in a distribution of the New Debentures and (iii) such holder is not engaged in, and does not intend to engage in, a distribution of the New Debentures. By tendering Existing Debentures in exchange for New Debentures, each holder will represent to the Company that: (i) it is not such an affiliate of the Company, (ii) any New
                                   Debentures to be received by it will be
                                   acquired in the ordinary course of business and (iii) at the time of the commencement of the Exchange Offer it had no arrangement with any person to participate in a distribution of the New Debentures and, if such holder is not a broker-dealer, it is not engaged in, and does not intend to engage in, a distribution of New Debentures. If a holder of Existing Debentures is unable to make the foregoing representations, such holder may not rely on the applicable interpretations of the Staff of the Commission and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction.

                                   Each broker-dealer that receives New
                                   Debentures for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Debentures. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Debentures where such Existing Debentures were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, starting on the Expiration Date and ending on the close of business 180 days after the Expiration Date, it will make this Prospectus available to any Participating Broker-Dealer for use in connection with any such resale. See "Plan of Distribution."

                                   To comply with the securities laws of certain jurisdictions, it may be necessary to qualify for sale or register the New Debentures prior to offering or selling such New Debentures. The Company has agreed, pursuant to the Registration Agreement and subject to certain specified limitations therein, to register or qualify the New Debentures for offer or sale under the securities or "blue sky" laws of such jurisdictions as may be necessary to permit the holders of New Debentures to trade the New Debentures without any restrictions or limitations under the securities laws of the several states of the United States.

CONSEQUENCES OF FAILURE TO
EXCHANGE EXISTING DEBENTURES....   Upon consummation of the Exchange Offer,
                                   subject to certain limited exceptions,
                                   holders of Existing Debentures who do not exchange their Existing Debentures for New
                                   Debentures in the Exchange Offer will no longer be entitled to registration rights and will not be able to offer or sell their Existing Debentures, unless such Existing
                                   Debentures are subsequently registered under the Securities Act (which, subject to certain limited exceptions, the Company will have no obligation to do), except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. See "The Exchange
                                   Offer -- Terms of the Exchange Offer" and "--
                                   Consequences of Failure to Exchange."

EXPIRATION DATE.................   5:00 p.m., New York City time, on
                                                            , 1997 (30 calendar
                                   days following the commencement of the
                                   Exchange Offer), unless the Exchange Offer is extended, in which case the term "Expiration
                                   Date" means the latest date and time to which the Exchange Offer is extended.

INTEREST ON THE NEW
DEBENTURES......................   The New Debentures will accrue interest at
                                   rate of 7.45% per annum from February 5, 1997, the issue date of the Existing
                                   Debentures. Interest on the New Debentures is payable on February 1 and August 1 of each year.

CONDITIONS TO THE EXCHANGE
OFFER...........................   The Exchange Offer is not conditioned upon
                                   any minimum principal amount of Existing
                                   Debentures being tendered for exchange.
                                   However, the Exchange Offer is subject to certain customary conditions, which may be waived by the Company. See "The Exchange
                                   Offer -- Conditions." Except for the
                                   requirements of applicable federal and state securities laws, there are no federal or state regulatory requirements to be complied with or obtained by the Company in connection with the Exchange Offer.

PROCEDURES FOR TENDERING
EXISTING DEBENTURES.............   Each holder of Existing Debentures wishing to
                                   accept the Exchange Offer must complete, sign and date the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with any other required documentation to the Exchange Agent (as defined herein) at the address set forth herein and effect a tender of Existing Debentures pursuant to the procedures for book-entry transfer as provided for herein. See "The Exchange Offer
                                   -- Procedures for Tendering" and "-- Book
                                   Entry Transfer."

GUARANTEED DELIVERY
PROCEDURES......................   Holders of Existing Debentures who wish to
                                   tender their Existing Debentures and who cannot deliver their Existing Debentures and a properly completed Letter of Transmittal or any other documents required by the Letter of Transmittal to the Exchange Agent prior to the Expiration Date may tender their Existing
                                   Debentures according to the guaranteed
                                   delivery procedures set forth in "The
                                   Exchange Offer -- Guaranteed Delivery
                                   Procedures."

WITHDRAWAL RIGHTS...............   Tenders of Existing Debentures may be
                                   withdrawn at any time prior to 5:00 p.m., New
                                   York City time, on the Expiration Date. To withdraw a tender of Existing Debentures, a written or facsimile transmission notice of withdrawal must be received by the Exchange
                                   Agent at its address set forth herein under "The Exchange Offer -- Exchange Agent" prior to 5:00 p.m., New York City time, on the Expiration Date.

ACCEPTANCE OF EXISTING
DEBENTURES AND DELIVERY OF NEW
DEBENTURES......................   Subject to certain conditions, any and all
                                   Existing Debentures that are properly
                                   tendered in the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration
                                   Date will be accepted for exchange. The New
                                   Debentures issued pursuant to the Exchange
                                   Offer will be delivered promptly following the Expiration Date. See "The Exchange Offer
                                   -- Terms of the Exchange Offer."

CERTAIN UNITED STATES TAX
CONSEQUENCES....................   The exchange of Existing Debentures for New
                                   Debentures will not constitute a taxable exchange for United States federal income tax purposes. See "Certain United States Federal
                                   Income Tax Consequences."

EXCHANGE AGENT..................   State Street Bank and Trust Company is
                                   serving as exchange agent (the "Exchange
                                   Agent") in connection with the Exchange
                                   Offer.

FEES AND EXPENSES...............   All expenses incident to the Company's
                                   consummation of the Exchange Offer and
                                   compliance with the Registration Agreement will be borne by the Company. See "The
                                   Exchange Offer -- Fees and Expenses."

USE OF PROCEEDS.................   There will be no cash proceeds payable to
                                   Chrysler from the issuance of the New
                                   Debentures pursuant to the Exchange Offer.
                                   The proceeds from the sale of the Existing
                                   Debentures were used to replace cash used in the repurchase of certain trust certificates guaranteed by the Company. See "Use of Proceeds."

                       SUMMARY OF TERMS OF NEW DEBENTURES

     The Exchange Offer relates to the exchange of up to $500,000,000 aggregate principal amount of Existing Debentures for up to an equal aggregate principal amount of New Debentures. New Debentures will be entitled to the benefits of the same Indenture (as defined herein) that governs the Existing Debentures and will govern the New Debentures. The form and terms of the New Debentures are identical in all material respects as the form and terms of the Existing Debentures, except that the New Debentures do not contain terms with respect to interest rate step-up provisions and the New Debentures have been registered under the Securities Act and will not bear legends restricting the transferability thereof. See "Description of Debentures."

MATURITY DATE...................   February 1, 2097.

INTEREST PAYMENT DATES..........   February 1, and August 1, commencing on
                                   August 1, 1997.

OPTIONAL REDEMPTION.............   The New Debentures will be redeemable as a
                                   whole or in part, at the option of the
                                   Company at any time and from time to time, on not less than 30 nor more than 60 days' notice, at a redemption price equal to the greater of (i) 100% of the principal amount of such Debentures and (ii) the sum of the present values of the Remaining Scheduled
                                   Payments (as defined herein) discounted to the redemption date on a semiannual basis at the Treasury Rate (as defined herein), plus
                                   20 basis points, together in either case with accrued interest to the date of redemption.
                                   See "Description of Debentures -- Optional
                                   Redemption."

TAX EVENT PROVISIONS............   Upon the occurrence of a Tax Event (as
                                   defined herein), the Company will have the right (i) to shorten the maturity of the New
                                   Debentures to the minimum extent required so that interest payable on the New Debentures will be deductible for United States federal income tax purposes or (ii) under certain circumstances, to redeem the New Debentures in whole (but not in part) at a redemption price equal to the greater of (x) 100% of the principal amount of the New Debentures and
                                   (y) the sum of the present values of the Remaining Scheduled Payments discounted to the redemption date on a semiannual basis at the Treasury Rate plus 35 basis points, together in either case with accrued interest to the date of redemption. See "Description of Debentures -- Shortening of Maturity" and
                                   "-- Optional Redemption."

RANKING.........................   The New Debentures will rank equally with all
                                   other unsecured and unsubordinated
                                   indebtedness of the Company. See "Description of Debentures."

                                USE OF PROCEEDS

     There will be no cash proceeds payable to Chrysler from the issuance of the New Debentures pursuant to the Exchange Offer. The proceeds from the sale of the Existing Debentures were used to replace cash used in the repurchase in December 1996 of a portion of the Auburn Hills Trust Guaranteed Exchangeable Certificates Due 2020. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the ratios of earnings to fixed charges for Chrysler and its consolidated subsidiaries for each of the last five years.

                               YEARS ENDED DECEMBER 31
--------------------------------------------------------------------------------
1996              1995                1994               1993              1992
----              ----                ----               ----              ----
5.51x             3.45x               5.52x              3.62x             1.48x

     For purposes of computing the ratios of earnings to fixed charges, earnings are determined by adding back fixed charges to earnings from continuing operations (including equity in net earnings of unconsolidated subsidiaries) before taxes on income and excluding undistributed earnings from less than 50% owned affiliates. Fixed charges consist of interest expense, credit line commitment fees and the interest portion of rent expense.

                                 CAPITALIZATION

     The following table sets forth the consolidated capitalization of Chrysler (with CFC and Car Rental Operations on an equity basis) at December 31, 1996, and as adjusted to give effect to the issuance on February 5, 1997 of $500,000,000 aggregate principal amount of the Existing Debentures. This table should be read in conjunction with Chrysler's consolidated financial statements and related notes thereto which are incorporated herein by reference.

                                                                 DECEMBER 31, 1996
                                                                -------------------
                                                                              AS
                                                                ACTUAL     ADJUSTED
                                                                -------    --------
                                                                   (IN MILLIONS)
Short-Term Debt:
  Short-term debt...........................................    $   346    $   346
  Long-term debt due within one year........................         22         22
                                                                -------    -------
     TOTAL SHORT-TERM DEBT..................................        368        368
Long-Term Debt:
     TOTAL LONG-TERM DEBT...................................      1,206      1,696
SHAREHOLDERS' EQUITY........................................     11,571     11,571
                                                                -------    -------
TOTAL CAPITALIZATION........................................    $13,145    $13,635
                                                                =======    =======

                         SELECTED FINANCIAL INFORMATION

     The following tables summarize selected financial information for each of the years ended December 31, 1992 through 1996, first for Chrysler and its consolidated subsidiaries and then for Chrysler with CFC and the Car Rental Operations on an equity basis. Certain unit sales and market share data concerning Chrysler's automotive operations are also presented below.

                                                         YEAR ENDED DECEMBER 31
                                             -----------------------------------------------
       RESULTS OF OPERATIONS DATA(1)         1996(2)   1995(3)   1994(4)   1993(5)   1992(6)
       -----------------------------         -------   -------   -------   -------   -------
                                                   (IN MILLIONS OF DOLLARS AND SHARES,
                                                      EXCEPT PER COMMON SHARE DATA)
CHRYSLER AND CONSOLIDATED SUBSIDIARIES:
  Total revenues...........................  $61,397   $53,195   $52,235   $43,600   $36,897
  Earnings before income taxes,
     extraordinary item and cumulative
     effect of changes in accounting
     principles............................    6,092     3,449     5,830     3,838       934
  Earnings before extraordinary item and
     cumulative effect of changes in
     accounting principles.................    3,720     2,121     3,713     2,415       505
  Net earnings (loss)......................    3,529     2,025     3,713    (2,551)      723
  Net earnings (loss) on Common Stock......    3,526     2,004     3,633    (2,631)      654
PRIMARY EARNINGS (LOSS) PER COMMON
  SHARE(7):
  Earnings (loss) before extraordinary item
     and cumulative effect of changes in
     accounting principles.................  $  5.03   $  2.78   $  5.06   $  3.38   $  0.74
  Net earnings (loss)......................     4.77      2.65      5.06     (3.81)     1.11
  Average common and dilutive equivalent
     shares outstanding....................    738.6     756.3     718.4     690.2     591.8
FULLY DILUTED EARNINGS PER COMMON SHARE(7):
  Net earnings.............................  $  4.74   $  2.56   $  4.55   $     *   $  1.07
  Average common and dilutive equivalent
     shares outstanding....................    744.2     792.3     815.5         *     678.4
DIVIDENDS DECLARED PER COMMON SHARE(7).....  $  1.40   $  1.00   $  0.55   $  0.33   $  0.30
CHRYSLER (WITH CFC AND THE CAR RENTAL
  OPERATIONS ON AN EQUITY BASIS):
  Total revenues...........................  $59,317   $50,970   $50,094   $41,654   $33,755
  Earnings before income taxes,
     extraordinary item and cumulative
     effect of changes in accounting
     principles............................    6,092     3,449     5,830     3,838       934
  Earnings before extraordinary item and
     cumulative effect of changes in
     accounting principles.................    3,720     2,121     3,713     2,415       505
  Net earnings (loss)......................    3,529     2,025     3,713    (2,551)      723

-------------------------
  *  Not applicable for reporting period.

(1) Prior periods reclassified to conform to current classifications.

(2) Earnings for the year ended December 31, 1996 include a charge of $97 million ($61 million after taxes) for costs associated with a voluntary early retirement program for certain salaried employees, a charge of $77 million ($51 million after taxes) related to a write-down of Pentastar Electronics, Inc. ("PEI"), a charge of $65 million ($100 million after taxes) related to a write-down of Thrifty Rent-A-Car System, Inc. ("Thrifty"), a charge of $50 million ($31 million after taxes) for lump sum retiree pension costs related to the new UAW collective bargaining agreement, and a gain of $101 million ($87 million after taxes) from the sale of Electrospace Systems, Inc. ("ESI"), and Chrysler Technologies Airborne Systems, Inc. ("CTAS"). Net earnings for 1996 also include an extraordinary after-tax loss of $191 million related to the early extinguishment of debt.

(3) Earnings for the year ended December 31, 1995 were reduced by a $263 million charge ($162 million after taxes) for costs associated with production changes at Chrysler's Newark assembly plant and a $115 million charge ($71 million after taxes) for a voluntary minivan owner service action. Net earnings in 1995 also include an after-tax charge of $96 million for the cumulative effect of a change in accounting principle related to the consensus reached on Emerging Issues Task Force ("EITF") Issue 95-1, "Revenue Recognition on Sales with a Guaranteed Minimum Resale Value."

(4) Earnings for the year ended December 31, 1994 include favorable adjustments to the provision for income taxes aggregating $132 million. These adjustments related to: (1) the recognition of tax credits related to expenditures in prior years for qualifying research and development activities, in accordance with an Internal Revenue Service settlement which was based on U.S. Department of Treasury income tax regulations issued in 1994, and (2) the reversal of valuation allowances related to tax benefits associated with net operating loss carryforwards.

(5) Results for the year ended December 31, 1993 include a pretax gain of $205 million ($128 million after taxes) on the sale of Chrysler's remaining 50.3 million shares of MMC stock, a pretax gain of $60 million ($39 million after taxes) on the sale of Chrysler's plastics operations, a $4.7 billion after-tax charge for the adoption of Statement of Financial Accounting Standards ("SFAS") No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," and a $283 million after-tax charge for the adoption of SFAS No. 112, "Employers' Accounting for Postemployment Benefits."

(6) Earnings for the year ended December 31, 1992 include a pretax gain of $142 million ($88 million after taxes) on the sale of 43.6 million shares of MMC stock, a $218 million favorable effect of a change in accounting principle relating to the adoption of SFAS No. 109, "Accounting for Income Taxes," a $101 million pretax charge ($79 million after taxes) relating to the restructuring of Chrysler's short-term vehicle rental subsidiaries, and a $110 million pretax charge ($69 million after taxes) relating to investment losses experienced by Chrysler Canada.

(7) All per-share data and the average common and dilutive equivalent shares outstanding have been adjusted to reflect the two-for-one stock split in 1996.

                                                                  DECEMBER 31
                                                -----------------------------------------------
            BALANCE SHEET DATA(1)                1996      1995      1994      1993      1992
            ---------------------               -------   -------   -------   -------   -------
                                                           (IN MILLIONS OF DOLLARS)
CHRYSLER AND CONSOLIDATED SUBSIDIARIES:
  Cash, cash equivalents and marketable
     securities..............................   $ 7,752   $ 8,125   $ 8,371   $ 5,095   $ 3,649
  Total assets...............................    56,184    53,756    49,539    43,679    40,690
  Total debt.................................    13,396    14,193    13,106    11,451    15,551
  Shareholders' equity.......................    11,571    10,959    10,694     6,836     7,538
CHRYSLER (WITH CFC AND CAR RENTAL OPERATIONS
  ON AN EQUITY BASIS):
  Cash, cash equivalents and marketable
     securities..............................   $ 6,947   $ 6,888   $ 7,615   $ 4,484   $ 2,968
  Working capital (deficit)..................    (3,297)   (2,169)   (1,072)   (2,510)   (2,171)
  Total assets...............................    43,208    40,475    38,077    34,020    27,644
  Total debt.................................     1,574     1,951     2,424     2,780     3,785
  Shareholders' equity.......................    11,571    10,959    10,694     6,836     7,538

                                                         YEAR ENDED DECEMBER 31
                                        ---------------------------------------------------------
VEHICLE SHIPMENTS BY AREA OF SALE(2)      1996        1995        1994        1993        1992
------------------------------------    ---------   ---------   ---------   ---------   ---------
United States........................   2,445,820   2,209,202   2,253,951   2,021,847   1,729,687
Canada...............................     235,819     222,997     253,819     226,102     193,533
Outside the United States and
  Canada.............................     277,161     241,340     254,333     227,789     252,227
                                        ---------   ---------   ---------   ---------   ---------
Total Worldwide Vehicle Shipments....   2,958,800   2,673,539   2,762,103   2,475,738   2,175,447
                                        =========   =========   =========   =========   =========
Total Worldwide Car Shipments........     977,382     959,962   1,051,750   1,032,227     872,769
  Total Worldwide Small Sport-Utility
     Shipments.......................     537,856     530,214     445,794     407,367     285,981
  Total Worldwide Minivan
     Shipments.......................     735,866     555,824     677,476     617,209     577,064
  Other Worldwide Truck Shipments....     707,696     627,539     587,083     418,935     439,633
                                        ---------   ---------   ---------   ---------   ---------
Total Worldwide Truck Shipments......   1,981,418   1,713,577   1,710,353   1,443,511   1,302,678
                                        ---------   ---------   ---------   ---------   ---------
Total Worldwide Vehicle Shipments....   2,958,800   2,673,539   2,762,103   2,475,738   2,175,447
                                        =========   =========   =========   =========   =========

       RETAIL MARKET SHARE(2)
       ----------------------
Total U.S. Car Market Share..........         9.8%        9.1%        9.0%        9.8%        8.3%
  U.S. Small Sport-Utility Market
     Share...........................        28.3%       27.1%       30.4%       32.5%       24.7%
  U.S. Minivan Market Share..........        46.8%       42.1%       43.4%       46.7%       50.5%
  U.S. Other Truck Market Share......        15.3%       13.1%       12.8%       10.4%       11.4%
Total U.S. Truck Market Share(3).....        23.3%       21.3%       21.7%       21.4%       21.1%
Combined U.S. Car and Truck Market
  Share..............................        15.9%       14.3%       14.3%       14.4%       13.1%
U.S. and Canadian Combined Market
  Share..............................        16.1%       14.7%       14.7%       14.8%       13.4%

-------------------------
(1) Prior periods reclassified to conform to current classifications.
(2) All vehicle shipments and market share data include fleet sales.
(3) U.S. truck retail market share data include minivans.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with the Chrysler consolidated financial statements and notes thereto.

FINANCIAL REVIEW

1996 Compared With 1995

     Chrysler reported earnings before income taxes, extraordinary item, and the cumulative effect of a change in accounting principle of $6.1 billion in 1996, compared with $3.4 billion in 1995. Net earnings for 1996 were $3.5 billion, or $4.77 per common share, compared with $2.0 billion, or $2.65 per common share in 1995.

     Chrysler also reported earnings before income taxes and extraordinary item of $1,591 million in the fourth quarter of 1996, compared with $1,659 million in the fourth quarter of 1995. Net earnings for the fourth quarter of 1996 were $807 million, or $1.12 per common share, compared with $1,040 million, or $1.35 per common share in the fourth quarter of 1995.

     Earnings before income taxes, extraordinary item, and the cumulative effect of a change in accounting principle for 1996 included a charge of $97 million ($61 million after taxes) for costs associated with a voluntary early retirement program for certain salaried employees, a charge of $77 million ($51 million after taxes) related to a write-down of PEI, a charge of $65 million ($100 million after taxes) related to a write-down of Thrifty, a charge of $50 million ($31 million after taxes) for lump sum retiree pension costs related to the new UAW collective bargaining agreement, and a gain of $101 million ($87 million after taxes) from the sale of ESI and CTAS. Earnings before income taxes, extraordinary item, and the cumulative effect of a change in accounting principle for 1995 included a charge of $263 million ($162 million after taxes) for costs associated with production changes at Chrysler's Newark assembly plant and a charge of $115 million ($71 million after taxes) for a voluntary minivan owner service action.

     The following table summarizes this information:

                                                              FOURTH QUARTER      CALENDAR YEAR
                                                             ----------------    ----------------
                                                              1996      1995      1996      1995
                                                             ------    ------    ------    ------
                                                                   (IN MILLIONS OF DOLLARS)
Earnings before income taxes, extraordinary item, and
  cumulative effect of a change in accounting
  principle..............................................    $1,591    $1,659    $6,092    $3,449
Voluntary early retirement program.......................         9        --        97        --
PEI write-down...........................................        77        --        77        --
Thrifty write-down.......................................        --        --        65        --
Lump sum retiree pension costs...........................        50        --        50        --
Gain on sale of ESI and CTAS.............................        --        --      (101)       --
Newark production changes................................        --        --        --       263
Voluntary minivan owner service action...................        --        --        --       115
                                                             ------    ------    ------    ------
  Pretax earnings excluding items above..................    $1,727    $1,659    $6,280    $3,827
                                                             ======    ======    ======    ======

     Pretax earnings excluding items above increased for calendar-year 1996 as compared with calendar-year 1995 primarily as a result of an increase in vehicle shipments and improved vehicle margins due to pricing actions and a reduction in average sales incentives per vehicle, partially offset by increased profit-based employee compensation costs. The increase in shipments for calendar-year 1996 was primarily due to increased shipments of minivans and Dodge Ram pickup trucks. Minivan shipments for calendar-year 1995 were adversely affected by the changeover and launch of Chrysler's all-new minivans. The increase in shipments of Dodge Ram pickup trucks primarily reflects a full year of production in 1996 at two additional assembly plants.

     In December 1996, Chrysler extinguished $550 million, or 50 percent, of the outstanding principal amount of the Certificates at a cost of $859 million. The extinguishment of the Certificates resulted in an extraordinary after-tax loss of $191 million (net of income tax benefit of $118 million), or $0.26 per common share.

     Effective January 1, 1995, Chrysler changed its accounting treatment for certain vehicle sales (principally to non-affiliated rental car companies) in accordance with EITF Issue 95-1, "Revenue Recognition on Sales with a Guaranteed Minimum Resale Value." This change in accounting principle resulted in the recognition of an after-tax charge of $96 million (net of income tax benefit of $59 million), or $0.13 per common share in 1995. The ongoing effect of this accounting change was not material to 1996 and 1995 earnings.

     Chrysler's worldwide vehicle shipments in 1996 were 2,958,800 units, an increase of 285,261 units or 11 percent from 1995 levels. Chrysler's vehicle shipments outside of North America in 1996 were 223,657 units, an increase of 15,385 units or seven percent from 1995 levels. Chrysler's worldwide vehicle shipments in the fourth quarter of 1996 were 753,326 units, an increase of 11,556 units or two percent from fourth-quarter 1995 levels. Chrysler's vehicle shipments outside of North America in the fourth quarter of 1996 were 69,084 units, an increase of 7,339 units or 12 percent from fourth-quarter 1995 levels.

     Chrysler's revenues and results of operations are principally derived from the U.S. and Canada automotive marketplaces. Retail industry sales (including fleet) of new cars and trucks in the U.S. and Canada were 16.6 million units in 1996, compared with 16.3 million units in 1995, an increase of two percent.

     Chrysler's U.S. and combined U.S. and Canada retail sales and market share data for 1996 and 1995 were as follows:

                                                1996          1995        INCREASE
                                              ---------     ---------     --------
U.S. Retail Market(1):
  Car sales...............................      832,633       786,180      46,453
  Car market share........................          9.8%          9.1%        0.7%
  Truck sales (including minivans)........    1,618,193     1,378,163     240,030
  Truck market share......................         23.3%         21.3%        2.0%
  Combined car and truck sales............    2,450,826     2,164,343     286,483
  Combined car and truck market share.....         15.9%         14.3%        1.6%
U.S. and Canada Retail Market(1):
  Combined car and truck sales............    2,690,340     2,389,465     300,875
  Combined car and truck market share.....         16.1%         14.7%        1.4%

-------------------------
(1) All retail sales and market share data include fleet sales.

     The increase in Chrysler's U.S. car market share during 1996 was primarily due to increased sales of its midsize sedans and coupes, including the new Plymouth Breeze and Chrysler Sebring convertible. The increase in Chrysler's U.S. truck market share during 1996 was primarily due to increased sales of its Dodge Ram pickup trucks, Jeep(R) sport-utility vehicles, and minivans.

     CFC reported earnings before income taxes of $586 million in 1996, compared with $522 million in 1995. CFC's net earnings were $376 million in 1996, compared with $339 million in 1995. The increase in net earnings in 1996 primarily reflects net margin improvements partially offset by an increase in the provision for credit losses. The net margin improvements in 1996 reflect lower average effective cost of borrowings resulting primarily from lower market interest rates in the U.S. and Canada.

     For the past several years, Chrysler has benefitted from the following factors: (1) favorable economic conditions in the U.S. and Canada, where Chrysler's sales are concentrated, and (2) a continuing shift in U.S. and Canada consumer preferences toward trucks, as Chrysler manufactures a higher proportion of trucks to total vehicles than its principal competitors in the U.S. and Canada. A significant deterioration in either of these factors could adversely affect Chrysler's consolidated operating results. In addition, Chrysler has also benefitted over the past several years from a cost advantage in comparison to vehicles manufactured in Japan (and vehicles containing significant material components manufactured in Japan) as a result of favorable exchange rates between the Japanese yen and the U.S. dollar. During 1996, this cost advantage was substantially reduced as a result of unfavorable changes in the Japanese yen to U.S. dollar exchange rate. These changes did not have a material adverse effect on Chrysler's 1996 consolidated operating results. Chrysler believes, however, that further substantial unfavorable exchange rate changes could, over time, have an adverse effect on Chrysler's consolidated operating results. Further, Chrysler has benefitted from a strategy of focusing resources on its core automotive business and an aggressive capital expenditure and vehicle development program that has resulted in the replacement of its entire product lineup over the last five years. Chrysler's long-term profitability will depend significantly on its ability to continue its capital expenditure and vehicle development programs and to market its vehicles successfully in an increasingly competitive environment.

1995 Compared With 1994

     Chrysler reported earnings before income taxes and the cumulative effect of a change in accounting principle of $3.4 billion in 1995, compared with $5.8 billion in 1994. Net earnings for 1995 were $2.0 billion, or $2.65 per common share, compared with $3.7 billion, or $5.06 per common share in 1994. Earnings in 1995 were reduced by a $263 million charge ($162 million after taxes) for costs associated with production changes at Chrysler's Newark assembly plant and a $115 million charge ($71 million after taxes) for a voluntary minivan owner service action. Net earnings in 1995 also included an after-tax charge of $96 million, or $0.13 per common share, for the cumulative effect of a change in accounting principle related to the consensus reached on EITF Issue 95-1. Net earnings for 1994 included favorable income tax adjustments aggregating $132 million.

     The lower operating results for 1995 as compared with 1994 resulted primarily from lower minivan shipments and costs associated with the launch of Chrysler's all-new minivans, higher sales incentives and material costs, a lower mix of higher-margin vehicles, lower vehicle shipments in Mexico and the costs associated with production changes at the Newark assembly plant.

     Chrysler's worldwide vehicle shipments in 1995 were 2,673,539 units, a decrease of 88,564 units or three percent from 1994 levels. Minivan shipments in 1995 were 555,824 units, a decrease of 121,652 units from 1994 levels. The decline in minivan shipments was primarily attributable to the launch of Chrysler's all-new minivans. By the end of 1995, the launch of Chrysler's all-new minivans was substantially complete.

COMPARISON OF SELECTED ELEMENTS OF REVENUES AND EXPENSES

     Chrysler's total revenues were as follows:

                                                               1996 VS. 1995               1995 VS. 1994
                                                                 INCREASE/                   INCREASE/
                                          1996       1995       (DECREASE)       1994       (DECREASE)
                                         -------    -------    -------------    -------    -------------
                                            (IN MILLIONS                     (IN MILLIONS
                                            OF DOLLARS)                       OF DOLLARS)
Sales of manufactured products.......    $57,587    $49,601         16%         $49,363          --
Finance and insurance revenues.......      1,746      1,589         10%           1,384         15%
Other revenues.......................      2,064      2,005          3%           1,488         35%
                                         -------    -------                     -------
  Total revenues.....................    $61,397    $53,195         15%         $52,235          2%
                                         =======    =======                     =======

     The increase in sales of manufactured products in 1996 as compared with 1995 primarily reflects an 11 percent increase in vehicle shipments and an increase in average revenue per unit, net of sales incentives, from $18,305 to $19,442. The increase in average revenue per unit in 1996 as compared with

1995 was principally due to pricing actions and an increased proportion of truck shipments to total vehicle shipments. The increase in sales of manufactured products in 1995 as compared with 1994 primarily reflects an increase in average revenue per unit, net of sales incentives, from $17,663 to $18,305, largely offset by a three percent decrease in vehicle shipments. The increase in average revenue per unit in 1995 as compared with 1994 was principally due to pricing actions, partially offset by higher sales incentives.

     The increase in finance and insurance revenues in 1996 as compared with 1995 was primarily attributable to higher average automotive finance receivables outstanding and vehicles leased. The increase in finance and insurance revenues in 1995 as compared with 1994 was primarily attributable to higher average automotive finance receivables outstanding.

     Financing support provided in the United States by CFC for new Chrysler vehicle retail deliveries (including fleet) and wholesale vehicle sales to dealers and the number of vehicles financed during the last three years were as follows:

                                                                1996     1995     1994
                                                                -----    -----    -----
U.S. Penetration:
  Retail....................................................       20%      27%      24%
  Wholesale.................................................       72%      74%      73%
Number of New Chrysler Vehicles Financed in the U.S. (in
  thousands):
  Retail....................................................      485      594      525
  Wholesale.................................................    1,771    1,632    1,647

     The decrease in retail penetration is primarily due to increased competition and actions taken by CFC to improve retail credit quality mix.

     Other revenues increased in 1995 as compared with 1994 primarily as a result of increased interest income, reflecting Chrysler's higher average cash, cash equivalents and marketable securities balances and higher interest rates as well as the recognition of lease revenue in accordance with EITF 95-1.

     Chrysler's total expenses were as follows:

                                                            1996 VS. 1995                       1995 VS. 1994
                                                              INCREASE/                           INCREASE/
                                     1996         1995       (DECREASE)           1994           (DECREASE)
                                    -------      -------    -------------    ---------------    -------------
                                      (IN MILLIONS OF                        (IN MILLIONS OF
                                          DOLLARS)                              DOLLARS)
Costs, other than items below...    $45,842      $41,304         11%             $38,032                9%
Depreciation and special tools
  amortization..................      2,312        2,220          4%               1,955               14%
Selling and administrative
  expenses......................      4,730        4,064         16%               3,933                3%
Employee retirement benefits....      1,414        1,163         22%               1,548             (25)%
Interest expense................      1,007          995          1%                 937                6%
                                    -------      -------                         -------
     Total expenses.............    $55,305      $49,746         11%             $46,405                7%
                                    =======      =======                         =======

     Costs, other than items below increased in 1996 as compared with 1995 primarily as a result of an 11 percent increase in vehicle shipments and an increased proportion of truck shipments to total vehicle shipments. In addition, Costs, other than items below in 1995 included a charge of $263 million related to production changes at the Newark assembly plant and a $115 million charge related to a voluntary minivan owner service action. Costs, other than items below increased in 1995 as compared with 1994 primarily as a result of increased product costs, costs associated with the changeover and launch of Chrysler's all-new minivans and costs associated with production changes at the Newark assembly plant, partially offset by the effect of a decrease in vehicle shipments of three percent. Costs, other than items below as a percent of sales of manufactured products were 80 percent, 83 percent and 77 percent in 1996, 1995 and 1994, respectively.

     Depreciation and special tools amortization increased in 1996 as compared with 1995 primarily as a result of higher levels of property and equipment in use. Depreciation and special tools amortization increased in 1995 as compared with 1994 primarily as a result of higher levels of property and equipment in use as well as increased tooling costs related to Chrysler's new products.

     Selling and administrative expenses increased in 1996 as compared with 1995 primarily as a result of increased advertising expenses, increased profit-based employee compensation costs, and increased expenses associated with Chrysler's expanding international operations. Selling and administrative expenses increased in 1995 as compared with 1994 primarily as a result of increased advertising expenses.

     Employee retirement benefits increased in 1996 as compared with 1995 primarily as a result of a decrease in the discount rates used to determine 1996 pension expense and nonpension postretirement benefit expense, costs associated with a voluntary early retirement program for certain salaried employees in 1996, and increased pension benefits related to Chrysler's new collective bargaining agreements. This increase was partially offset by the favorable effect of higher expected returns on pension plan assets in 1996. Employee retirement benefits decreased in 1995 as compared with 1994 primarily due to improved funding of the pension plans, an increase in the discount rates used to determine 1995 pension expense and nonpension postretirement benefit expense, and favorable health care inflation experience. Chrysler contributed $941 million, $838 million and $2.6 billion to the pension funds during 1996, 1995 and 1994, respectively.

     Interest expense increased slightly in 1995 as compared with 1994 primarily as a result of higher average levels of term debt at CFC largely offset by a decrease in average non-CFC debt levels.

     In 1996, Chrysler completed the sale of ESI and CTAS for net proceeds of $476 million. ESI and CTAS were engaged principally in the manufacture of defense electronics and aircraft modification, respectively, and represented substantially all of the operations of Chrysler Technologies Corporation, a wholly owned subsidiary of Chrysler. The sale resulted in a pretax gain of $101 million ($87 million after taxes) which is included in Costs, other than items below in the consolidated statement of earnings for 1996.

     Consistent with its strategy to focus on its core automotive business, in 1996, Chrysler committed to a plan of disposal for Thrifty. In accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," a pretax loss of $65 million ($100 million after taxes) was recognized in 1996 to write down Thrifty's carrying value to estimated fair value less cost to sell. Chrysler's estimate of the fair value of Thrifty is based principally on an analysis of non-binding bids. The pretax loss is included in Costs, other than items below in the consolidated statement of earnings for 1996. The after-tax loss includes the effect of not being able to claim a tax deduction for the capital loss on Chrysler's investment in Thrifty. Thrifty's assets and liabilities at December 31, 1996 and its results of operations for 1996 were immaterial to Chrysler's consolidated assets and liabilities and results of operations, respectively. Chrysler is continuing with its efforts to sell Thrifty and is uncertain when the sale of Thrifty may occur.

     In the fourth quarter of 1996, Chrysler signed an agreement to sell PEI for net proceeds of $17 million. PEI produces automatic test equipment for military applications and represents the remaining operations of Chrysler Technologies Corporation. In accordance with SFAS No. 121, a pretax loss of $77 million ($51 million after taxes) was recognized in the fourth quarter of 1996 to write down PEI's carrying value to estimated fair value less cost to sell. Chrysler's estimate of the fair value of PEI was based on the terms of the agreement. Included in the cost to sell PEI is an estimate for job security benefits, special early retirement benefits and other employee costs related to employees which Chrysler agreed to retain. The pretax loss is included in Costs, other than items below in the consolidated statement of earnings for 1996. PEI's assets and liabilities at December 31, 1996 and its results of operations for 1996 were immaterial to Chrysler's consolidated assets and liabilities and results of operations, respectively. The sale of PEI was completed on January 10, 1997.

     In 1995, Chrysler recorded a $263 million provision ($162 million after taxes) for costs associated with production changes at its Newark assembly plant. Newark production of the Chrysler Concorde and Dodge Intrepid was reduced to one shift in August 1995 and terminated in July 1996. Production of an all-new sport-utility vehicle, the Dodge Durango, is scheduled to begin at the Newark assembly plant in the fall of 1997. The provision reflects the recognition of supplemental unemployment benefits, job security benefits and other related employee costs, and the write-down of certain equipment and tooling. The provision is included in Costs, other than items below in the consolidated statement of earnings for 1995.

     Chrysler's effective tax rates in 1996, 1995 and 1994 were 38.9 percent,
38.5 percent and 36.3 percent, respectively. The provision for income taxes in 1994 included favorable adjustments aggregating $132 million, including $100 million for the recognition of tax credits related to expenditures in prior years for qualifying research and development activities.

LIQUIDITY AND CAPITAL RESOURCES

     Chrysler's consolidated combined cash, cash equivalents and marketable securities totaled $7.8 billion at December 31, 1996 (including $797 million held by CFC and Car Rental Operations), $8.1 billion at December 31, 1995 (including $1.2 billion held by CFC and Car Rental Operations), and $8.4 billion at December 31, 1994 (including $756 million held by CFC and Car Rental Operations). At December 31, 1996, CFC had approximately $400 million of marketable securities which were limited for use in its insurance operations in accordance with various statutory requirements. The decrease in Chrysler's consolidated combined cash, cash equivalents and marketable securities in 1996 was primarily the result of capital expenditures, common stock repurchases, net debt repayments and dividend payments, largely offset by cash generated by operating activities, marketable securities acquired in non-cash transactions related to the securitization of retail receivables and net proceeds from the sales of nonautomotive assets. The decrease in Chrysler's consolidated combined cash, cash equivalents and marketable securities in 1995 was primarily the result of capital expenditures, net finance receivables acquired and common stock repurchases, largely offset by cash generated by operating activities and cash provided by an increase in long-term debt.

     Chrysler's long-term profitability will depend significantly on its ability to continue its capital expenditure and vehicle development programs and to market its vehicles successfully in an increasingly competitive environment. Chrysler's expenditures for new product development and the acquisition of productive assets were $17.1 billion for the three-year period ended December 31, 1996. Expenditures for these items during the succeeding three-year period are expected to be at similar or higher levels. At December 31, 1996, Chrysler had commitments for capital expenditures, including commitments for assets currently under construction, totaling approximately $1.6 billion.

     In May 1996, Chrysler declared a two-for-one stock split in the form of a 100 percent stock dividend which was distributed on July 15, 1996 to shareholders of record on June 15, 1996. All per share data and the average common and dilutive equivalent shares outstanding have been adjusted to reflect this stock split for all periods presented. The number of common shares issued, outstanding and held in treasury for 1996 have been adjusted to reflect this stock split. In addition, the par value of the new shares issued as a result of the two-for-one stock split has been transferred from additional paid-in capital to common stock. Additional paid-in capital, common stock balances, common shares issued, outstanding and held in treasury for prior periods have not been restated for the two-for-one stock split.

     During 1996, Chrysler repurchased 66 million shares of its common stock at a cost of $2.0 billion (including $16 million in unsettled repurchases at December 31, 1996). In December 1996, Chrysler's Board of Directors approved an increase in Chrysler's planned 1997 common stock repurchases from $1 billion to $2 billion. The planned 1997 common stock repurchases are subject to market and general economic conditions. Since beginning its common stock repurchase program in 1995, Chrysler has repurchased 112 million shares of its common stock at a cost of $3.1 billion.

     In the second quarter of 1996, Chrysler increased its quarterly dividend from $0.30 to $0.35 per common share. In the fourth quarter of 1996, Chrysler increased its quarterly dividend from $0.35 to $0.40 per common share. Dividends per common share have been adjusted to reflect the two-for-one stock split.

     In December 1996, Chrysler prepaid certain 1997 nonpension employee benefits by contributing $1.1 billion to a Voluntary Employees' Beneficiary Association trust and other employee benefit plans.

     In December 1996, Chrysler repurchased and extinguished $550 million, or 50 percent, of the outstanding principal amount of the Auburn Hills Trust Guaranteed Exchangeable Certificates Due 2020 (the "Certificates") at a cost of $859 million. At December 31, 1996, $550 million of the Certificates remained outstanding. The remaining Certificates outstanding are not redeemable prior to maturity and carry a current interest rate of 12 percent. On February 5, 1997, Chrysler issued $500 million principal amount of the Existing Debentures to replace cash used in such repurchase.

     At December 31, 1996, Chrysler (excluding CFC) had aggregate debt maturities of $1.1 billion through 1999. At December 31, 1996, Chrysler had a $2.4 billion revolving credit agreement which expires in April 2001. The revolving credit agreement was not drawn upon at December 31, 1996. Chrysler believes that cash from operations and its cash position will be sufficient to enable it to meet its capital expenditure, debt maturity, common stock repurchase, dividend payment and other funding requirements.

     Chrysler's ability to market its products successfully depends significantly on the availability of vehicle financing for its dealers and, to a lesser extent, the availability of financing for retail and fleet customers, both of which are provided by CFC.

     Term debt, commercial paper and receivable sales are CFC's primary funding sources. CFC decreased its term debt outstanding by $0.8 billion during 1996 and increased its term debt outstanding by $3.1 billion during 1995. CFC's commercial paper outstanding increased by $0.2 billion during 1996 and decreased by $1.9 billion in 1995. CFC realized $8.1 billion and $6.5 billion of net proceeds from the sales of automotive retail receivables during 1996 and 1995, respectively. In addition, securitization of revolving wholesale account balances provided funding for CFC which aggregated $6.8 billion and $6.7 billion at December 31, 1996 and 1995, respectively.

     At December 31, 1996, CFC had debt maturities of $5.7 billion in 1997 (including $2.6 billion of short-term notes), $2.6 billion in 1998, and $1.6 billion in 1999. CFC's U.S. and Canadian revolving credit facilities, which total $8 billion, consist of a $2 billion facility expiring in April 1997 and a $6 billion facility expiring in April 2001. Neither of the revolving credit facilities was drawn upon at December 31, 1996. CFC believes that cash provided by operations, receivable sales, securitizations, and the issuance of term debt and commercial paper will provide sufficient liquidity to meet its debt maturity and other funding requirements.

     During 1996, Chrysler completed the sale of ESI and CTAS for net proceeds of $476 million. Also during 1996, CFC completed the sale of certain nonautomotive assets for net proceeds of $225 million, which approximated the net book value of the assets.

     Chrysler's strategy is to focus on its core automotive business. As part of this strategy, Chrysler has sold certain assets and businesses in past years which are not related to its core automotive business, and is exploring the sale of other such assets and businesses in the near term.

OUTLOOK

     The statements contained in this Outlook section are based on management's current expectations. With the exception of the historical information contained herein, the statements presented in this Outlook section are forward-looking statements that involve numerous risks and uncertainties. Actual results may differ materially.

     Chrysler's worldwide vehicle production in the fourth quarter of 1996 was 711,217 units, an increase of 11,857 units or two percent as compared with the fourth quarter of 1995. Worldwide vehicle production for the first quarter of 1997 is expected to be approximately 779,000 units, an increase of 36,000 units or five percent as compared with the first quarter of 1996. This expected production level is heavily dependent on continued favorable economic conditions in the U.S. and Canada, where Chrysler's sales are concentrated. A significant weakening of Chrysler's competitive position or economic conditions in the U.S. and Canada could result in the lowering of first-quarter 1997 planned production.

     Chrysler projects that 1997 retail (including fleet) industry sales for the U.S. will range from 15.0 million to 15.5 million units and that 1997 retail (including fleet) industry sales for Canada will range from 1.1 million to 1.2 million units. Retail (including fleet) industry sales in 1996 were 15.4 million units and 1.2 million units in the U.S. and Canada, respectively. Actual levels of industry retail (including fleet) sales will depend on, among other things, economic conditions in the U.S. and Canada. Accordingly, there can be no assurance that Chrysler's estimates will be accurate.

     Chrysler's business plan for 1997 is predicated on several broad economic assumptions, including, among others, that 1997 inflation and interest rates in the U.S. will remain stable and will be comparable to 1996 rates; there will be a moderate expansion in the U.S. economy during 1997, with real economic growth between 2.0 percent and 2.5 percent; and average 1997 gasoline and oil prices in the U.S. will be comparable to 1996 prices. As with most economic projections, actual conditions in 1997 could vary substantially from Chrysler's assumptions.

     In addition, Chrysler wishes to caution readers that several factors, as well as those factors described elsewhere in this discussion or in other Commission filings, in some cases have affected, and in the future could affect, Chrysler's actual results, and could cause Chrysler's actual results to differ materially from those expressed in any forward-looking statement made by, or on behalf of, Chrysler. Those factors include: business conditions and growth in the automotive industry and general economy; changes in gasoline and oil prices; changes in consumer debt levels and interest rates; changes in consumer preferences away from pickup trucks, sport-utility vehicles and minivans; competitive factors, such as domestic and foreign rival car and truck offerings, sales incentives, acceptance of new products and price pressures; excess or shortage of manufacturing capacity; risks and uncertainties associated with Chrysler's expansion into international markets; and changes in foreign exchange rates and the resulting impact on pricing strategies of major foreign competitors. Additionally, several of Chrysler's competitors have larger worldwide sales volumes and greater financial resources, which may, over time, place Chrysler at a competitive disadvantage in responding to its competitors' offerings, substantial changes in consumer preferences, government regulations, or adverse economic conditions in the U.S. and Canada. Finally, the automotive industry historically has been highly cyclical and the duration of these cycles has been difficult to predict.

NEW ACCOUNTING STANDARDS

     In June 1996, the Financial Accounting Standards Board issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." This Statement is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996. Chrysler believes that the implementation of this new accounting standard will not have a material impact on its consolidated operating results or financial position. Chrysler adopted this accounting standard on a prospective basis on January 1, 1997, as required.

                               THE EXCHANGE OFFER

     The summary herein of certain provisions of the Registration Agreement does not purport to be complete and reference is made to the provisions of the Registration Agreement, which has been filed as an exhibit to the Registration Statement and a copy of which is available as set forth under the heading "Available Information."

TERMS OF THE EXCHANGE OFFER

General

     In connection with the issuance of the Existing Debentures pursuant to a Purchase Agreement, dated February 5, 1997, between the Company and the Initial Purchasers, the Initial Purchasers and their respective assignees became entitled to the benefits of the Registration Agreement.

     Under the Registration Agreement, the Company has agreed (i) to file with the Commission within 60 days after February 5, 1997, the date the Existing Debentures were issued (the "Issue Date"), the Registration Statement of which this Prospectus is a part with respect to a registered offer to exchange the Existing Debentures for the New Debentures, (ii) to use its best efforts to cause the Registration Statement to be declared effective under the Securities Act within 150 days after the Issue Date and (iii) to use its best efforts to consummate the Exchange Offer within 180 calendar days after the Issue Date. The Company will keep the Exchange Offer open for not less than 30 days after the date notice of the Exchange Offer is mailed to holders of the Existing Debentures. The Exchange Offer being made hereby, if commenced and consummated within the time periods described in this paragraph, will satisfy those requirements under the Registration Agreement.

     Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, all Existing Debentures validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date will be accepted for exchange. New Debentures will be issued in exchange for an equal principal amount of outstanding Existing Debentures accepted in the Exchange Offer. Existing Debentures may be tendered only in integral multiples of $1,000. This Prospectus, together with the Letter of Transmittal, is being
sent to all registered holders as of                , 1997. The Exchange Offer
is not conditioned upon any minimum principal amount of Existing Debentures being tendered for exchange. However, the obligation to accept Existing Debentures for exchange pursuant to the Exchange Offer is subject to certain conditions as set forth herein under "-- Conditions."

     Existing Debentures shall be deemed to have been accepted as validly tendered when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders of Existing Debentures for the purposes of receiving the New Debentures and delivering New Debentures to such holders.

     Based on interpretations by the Staff of the Commission as set forth in no-action letters issued to third parties, the Company believes that the New Debentures issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by any holder thereof (other than any such holder that is a broker-dealer or an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that (i) such New Debentures are acquired in the ordinary course of business,
(ii) at the time of the commencement of the Exchange Offer such holder has no arrangement with any person to participate in a distribution of such New Debentures and (iii) such holder is not engaged in, and does not intend to engage in, a distribution of such New Debentures. The Company has not sought, and does not intend to seek, a no-action letter from the Commission with respect to the effects of the Exchange Offer, and there can be no assurance that the Staff would make a similar determination with respect to the New Debentures as it has in such no-action letters.

     By tendering Existing Debentures in exchange for New Debentures and executing the Letter of Transmittal, each holder will represent to the Company that: (i) it is not an affiliate of the Company, (ii) any New Debentures to be received by it will be acquired in the ordinary course of business and

(iii) at the time of the commencement of the Exchange Offer it had no arrangement with any person to participate in a distribution of the New Debentures and, if such holder is not a broker-dealer, it is not engaged in, and does not intend to engage in, a distribution of New Debentures. If a holder of Existing Debentures is unable to make the foregoing representations, such holder may not rely on the applicable interpretations of the Staff of the Commission and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction unless such sale is made pursuant to an exemption from such requirements.

     Each broker-dealer that receives New Debentures for its own account in exchange for Existing Debentures where such Existing Debentures were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Debentures. See "Plan of Distribution."

     Upon consummation of the Exchange Offer, subject to certain limited exceptions, holders of Existing Debentures who do not exchange their Existing Debentures for New Debentures in the Exchange Offer will no longer be entitled to registration rights and will not be able to offer or sell their Existing Debentures, unless such Existing Debentures are subsequently registered under the Securities Act (which, subject to certain limited exceptions, the Company will have no obligation to do), except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws.

Expiration Date; Extensions; Amendments; Termination

     The term "Expiration Date" shall mean             , 1997 (30 calendar days
following the commencement of the Exchange Offer), unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date to which the Exchange Offer is extended. Notwithstanding any extension of the Exchange Offer, if the Exchange Offer is
not consummated by             , 1997, the interest rate borne by the Existing
Debentures will increase as provided in the Existing Debentures.

     To extend the Expiration Date, the Company will notify the Exchange Agent of any extension by oral or written notice and will notify the holders of the Existing Debentures by means of a press release or other public announcement prior to 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date. Such announcement may state that the Company is extending the Exchange Offer for a specified period of time.

     The Company reserves the right (i) to delay acceptance of any Existing Debentures, to extend the Exchange Offer or to terminate the Exchange Offer and not permit acceptance of Existing Debentures not previously accepted if any of the conditions set forth herein under "-- Conditions" shall have occurred and shall not have been waived by the Company, by giving oral or written notice of such delay, extension or termination to the Exchange Agent, or (ii) to amend the terms of the Exchange Offer in any manner deemed by it to be advantageous to the holders of the Existing Debentures. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the Exchange Agent. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment in a manner reasonably calculated to inform the holders of the Existing Debentures of such amendment.

     In addition, if at any time the Company shall determine in good faith that consummation of the Exchange Offer would result in more than an insubstantial increase in the risk that interest payable by the Company on the Existing Debentures or the New Debentures would not be deductible, in whole or in part, by the Company for United States federal income tax purposes, the Company may elect (a) to delay consummation of the Exchange Offer and/or (b) to file at any time, in lieu of effecting a registration with respect to New Debentures, a shelf registration statement covering resales of the Existing Debentures. Upon the occurrence of a Tax Event (as defined herein), the Company will have the right, under certain circumstances, to redeem the Debentures in whole (but not in part). See "Description of Debentures -- Conditional Right to Shorten Maturity" and "-- Optional Redemption."

     Without limiting the manner in which the Company may choose to make public announcement of any delay, extension, amendment or termination of the Exchange Offer, the Company shall have no obligations to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

INTEREST ON THE NEW DEBENTURES

     The New Debentures will accrue interest at the rate of 7.45% per annum from the Issue Date of the Existing Debentures. Interest on the New Debentures is payable on February 1 and August 1 of each year, commencing August 1, 1997.

PROCEDURES FOR TENDERING

     To tender in the Exchange Offer, a holder must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with any other required documents, to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date. In addition, either (i) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Existing Debentures into the Exchange Agent's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date or (ii) the holder must comply with the guaranteed delivery procedures described below. THE METHOD OF DELIVERY OF LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDERS. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY. NO LETTERS OF TRANSMITTAL OR OTHER REQUIRED DOCUMENTS SHOULD BE SENT TO THE COMPANY. Delivery of all documents must be made to the Exchange Agent at its address set forth below. Holders may also request their respective brokers, dealers, commercial banks, trust companies or nominees to effect such tender for such holders.

     The tender by a holder of Existing Debentures will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal. Any beneficial owner whose Existing Debentures are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on his behalf.

     Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by any member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor" institution within the meaning of Rule 17Ad-15 under the Exchange Act (each an "Eligible Institution") unless the Existing Debentures tendered pursuant thereto are tendered for the account of an Eligible Institution.

     If the Letter of Transmittal is signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such person should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

     All questions as to the validity, form, eligibility (including time of receipt) and withdrawal of the tendered Existing Debentures will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Existing Debentures not properly tendered or any Existing Debentures which, if accepted, would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the absolute right to waive any irregularities or conditions of tender as to particular Existing Debentures. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Existing Debentures must be cured within such time as the Company shall determine. Neither the Company, the Exchange Agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of Existing Debentures, nor shall any of them incur any liability for failure to give such notification. Tenders of Existing Debentures will not be deemed to have been made until such irregularities have been cured or waived. Any Existing Debentures received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost to such holder by the Exchange Agent, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

     In addition, the Company reserves the right in its sole discretion, subject to the provisions of the Indenture, to (i) purchase or make offers for any Existing Debentures that remain outstanding subsequent to the Expiration Date or, as set forth under "-- Conditions", to terminate the Exchange Offer in accordance with the terms of the Registration Agreement, (ii) to redeem Existing Debentures as a whole or in part at any time and from time to time, as set forth under "Description of Debentures -- Optional Redemption" and (iii) to the extent permitted by applicable law, purchase Existing Debentures in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the Exchange Offer.

ACCEPTANCE OF EXISTING DEBENTURES FOR EXCHANGE; DELIVERY OF NEW DEBENTURES

     Upon satisfaction or waiver of all of the conditions to the Exchange Offer, all Existing Debentures properly tendered will be accepted promptly after the Expiration Date, and the New Debentures will be issued promptly after acceptance of the Existing Debentures. See "-- Conditions." For purposes of the Exchange Offer, Existing Debentures shall be deemed to have been accepted as validly tendered for exchange when, as and if the Company has given oral or written notice thereof to the Exchange Agent.

     In all cases, issuance of New Debentures for Existing Debentures that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of a Book-Entry Confirmation of such Existing Debentures into the Exchange Agent's account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal and all other required documents. If any tendered Existing Debentures are not accepted for any reason set forth in the terms and conditions of the Exchange Offer, such unaccepted or such nonexchanged Existing Debentures will be credited to an account maintained with such Book-Entry Transfer Facility as promptly as practicable after the expiration or termination of the Exchange Offer.

BOOK-ENTRY TRANSFER

     The Exchange Agent will make a request to establish an account with respect to the Existing Debentures at the Book-Entry Transfer Facility for purposes of the Exchange Offer within two business days after the date of this Prospectus. Any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Existing Debentures by causing the Book-Entry Transfer Facility to transfer such Existing Debentures into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, the Letter of Transmittal or facsimile thereof with any required signature guarantees and any other required documents must, in any case, be transmitted to and received by the Exchange Agent at one of the addresses set forth below under "-- Exchange Agent" on or prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.

GUARANTEED DELIVERY PROCEDURES

     If the procedures for book-entry transfer cannot be completed on a timely basis, a tender may be effected if (i) the tender is made through an Eligible Institution, (ii) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) and Notice of Guaranteed Delivery, substantially in the form provided by the Company (by facsimile transmission, mail or hand delivery), setting forth the name and address of the holder of Existing Debentures and the amount of Existing Debentures tendered, stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange ("NYSE") trading days after the date of execution of the Notice of Guaranteed Delivery, a Book-Entry Confirmation and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent and (iii) a Book-Entry Confirmation and all other documents required by the Letter of Transmittal are received by the Exchange Agent within three NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

WITHDRAWAL OF TENDERS

     Tenders of Existing Debentures may be withdrawn at any time prior to 5:00 p.m., New York City time on the Expiration Date.

     For a withdrawal to be effective, a written notice of withdrawal must be received by the Exchange Agent prior to 5:00 p.m., New York City time on the Expiration Date at one of the addresses set forth below under "-- Exchange Agent." Any such notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility from which the Existing Debentures were tendered, identify the principal amount of the Existing Debentures to be withdrawn, and specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Existing Debentures and otherwise comply with the procedures of such facility. All questions as to the validity, form and eligibility (including time of receipt) of such notice will be determined by the Company, whose determination shall be final and binding on all parties. Any Existing Debentures so withdrawn will be deemed not be have been validly tendered for exchange for purposes of the Exchange Offer. Any Existing Debentures which have been tendered for exchange but which are not exchanged for any reason will be credited to an account maintained with such Book-Entry Transfer Facility for the Existing Debentures as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Existing Debentures may be retendered by following one of the procedures described under "-- Procedures for Tendering" and "-- Book-Entry Transfer" above at any time on or prior to the Expiration Date.

CONDITIONS

     Notwithstanding any other term of the Exchange Offer, Existing Debentures will not be required to be accepted for exchange, nor will New Debentures be issued in exchange for any Existing Debentures, and the Company may terminate or amend the Exchange Offer as provided herein before the acceptance of such Existing Debentures, if because of any change in law, or applicable interpretations thereof by the Commission, the Company determines that it is not permitted to effect the Exchange Offer. The Company has no obligation to, and will not knowingly, permit acceptance of tenders of Existing Debentures from Affiliates of the Company or from any other holder or holders who are not eligible to participate in the Exchange Offer under applicable law or interpretations thereof by the Staff of the Commission, or if the New Debentures to be received by such holder or holders of Existing Debentures in the Exchange Offer, upon receipt, will not be tradable by such holder without restriction under the Securities Act and the Exchange Act and without material restrictions under the "blue sky" or securities laws of substantially all of the states of the United States.

EXCHANGE AGENT

     State Street Bank and Trust Company has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance and requests for additional copies of this Prospectus or of the Letter of Transmittal should be directed to the Exchange Agent addressed as follows:

                   By Mail:                                       By Hand:
     State Street Bank and Trust Company            State Street Bank and Trust Company
      Two International Place, 4th Floor             Two International Place, 4th Floor
         Boston, Massachusetts 02110                    Boston, Massachusetts 02110
                  Attention:                                     Attention:
                                         Telephone:
                                         Facsimile:

FEES AND EXPENSES

     The expenses of soliciting tenders pursuant to the Exchange Offer will be borne by the Company. The principal solicitation for tenders pursuant to the Exchange Offer is being made by mail; however, additional solicitations may be made by telegraph, telephone, telecopy or in person by officers and regular employees of the Company.

     The Company will not make any payments to brokers, dealers or other persons soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse the Exchange Agent for its reasonable out-of-pocket expenses in connection therewith. The Company may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of the Prospectus and related documents to the beneficial owners of the Existing Debentures, and in handling or forwarding tenders for exchange.

     The expenses to be incurred in connection with the Exchange Offer will be paid by the Company, including fees and expenses of the Exchange Agent and Trustee and accounting, legal, printing and related fees and expenses.

     The Company will pay all transfer taxes, if any, applicable to the exchange of Existing Debentures pursuant to the Exchange Offer. If, however, New Debentures or Existing Debentures for principal amounts not tendered or accepted for exchange are to be registered or issued in the name of any person other than the registered holder of the Existing Debentures tendered, or if tendered Existing Debentures are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Existing Debentures pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

CONSEQUENCES OF FAILURE TO EXCHANGE

     Holders of Existing Debentures who do not exchange their Existing Debentures for New Debentures pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Existing Debentures as set forth in the legend thereon as a consequence of the issuance of the Existing Debentures pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Existing Debentures may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register the Existing Debentures under the Securities Act. To the extent that Existing Debentures are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Existing Debentures could be adversely affected.

                           DESCRIPTION OF DEBENTURES

GENERAL

     The Existing Debentures were issued, and the New Debentures offered hereby will be issued, pursuant to an indenture dated as of March 1, 1985 between Chrysler and Manufacturers Hanover Trust Company, which has been succeeded by State Street Bank and Trust Company as successor Trustee (the "Trustee"), as supplemented from time to time by supplemental indentures (such indenture as so supplemented being hereafter referred to as the "Indenture"). A copy of the Indenture is filed as an exhibit to the Registration Statement of which this Prospectus is a part. The following summary of certain provisions of the Indenture does not purport to be complete and is qualified in its entirety by reference to the provisions of the Indenture. Numerical references in parentheses below are to sections of the Indenture. Wherever particular sections or defined terms of the Indenture are referred to, such sections or defined terms are incorporated herein by reference as part of the statement made and the statement is qualified in its entirety by such reference.

     The Debentures are limited to an aggregate principal amount of $500,000,000 and mature on February 1, 2097. The Debentures rank equally with all other unsecured and unsubordinated indebtedness of the Company. The Debentures bear interest at the rate of 7.45% per annum from February 5, 1997 or from the most recent Interest Payment Date to which interest has been paid or provided for, payable semiannually in arrears on February 1 and August 1 of each year, beginning August 1, 1997, to the persons in whose names the Debentures are registered at the close of business on January 15 or July 15, as the case may be, next preceding such Interest Payment Date. Principal of and interest on the Debentures will be payable (and the Debentures may be presented for repayment) at the office or agency of the Company maintained for such purposes in Chicago, Illinois. Payment of the purchase price of each Debenture may be made, and the payment of the principal of and interest on the Debentures will be made, only in U.S. dollars. Interest will be computed on the basis of a 360-day year of twelve 30-day months. Except as provided herein, individual Debentures will not be issued. See "-- Book-Entry System."

CONDITIONAL RIGHT TO SHORTEN MATURITY

     The Company intends to deduct interest paid on the Debentures for United States federal income tax purposes. However, the Clinton Administration's budget proposal for Fiscal Year 1998, released on February 6, 1997, contained a series of proposed tax law changes that, if enacted, would prohibit an issuer from deducting interest payments on debt instruments that have a maturity of more than 40 years, such as the Debentures. The Administration's proposal specifies that the changes would be effective for instruments issued on or after the date of first Congressional committee action. Similar proposed tax law changes were proposed by the Clinton Administration in 1996, but were not adopted. There can be no assurance that legislation affecting the Company's ability to deduct interest paid on the Debentures will not be enacted in the future or that any such legislation would not be effective retroactively.

     Upon the occurrence of a Tax Event (as defined below), the Company will have the right to shorten the maturity of the Debentures to the minimum extent required, in the opinion of nationally recognized independent tax counsel, such that, after the shortening of the maturity, interest paid on the Debentures will be deductible for United States federal income tax purposes or, if such counsel is unable to opine definitively as to such a minimum period, the minimum extent so required as determined in good faith by the Board of Directors of the Company, after receipt of an opinion of such counsel regarding the applicable legal standards. There can be no assurance that the Company would not exercise its right to shorten the maturity of the Debentures upon the occurrence of such a Tax Event or as to the period by which such maturity would be shortened. In the event that the Company elects to exercise its right to shorten the maturity of the Debentures on the occurrence of a Tax Event, the Company will mail a notice of shortened maturity to each Holder of the Debentures by first-class mail not more than 60 days after the occurrence of such Tax Event, stating the new maturity date of the Debentures. Such notice shall be effective immediately upon mailing.

     The Company believes that the Debentures should constitute indebtedness for United States federal income tax purposes under current law and, in that case, an exercise of its right to shorten the maturity of the Debentures would not be a taxable event to beneficial owners of Debentures for such purposes. However, the Company's exercise of its right to shorten the maturity of the Debentures will be a taxable event for United States federal income tax purposes to beneficial owners of Debentures if the Debentures are treated as equity for such purposes before the maturity is shortened, assuming that the Debentures of shortened maturity are treated as debt for such purposes.

     "Tax Event" means that the Company shall have received an opinion of nationally recognized independent tax counsel to the effect that, as a result of
(a) any amendment to, clarification of, or change (including any announced prospective amendment, clarification or change) in any law, or any regulation thereunder, of the United States, (b) any judicial decision, official administrative pronouncement, ruling, regulatory procedure, notice or announcement, including any notice or announcement of intent to adopt or promulgate any ruling, regulatory procedure or regulation (any of the foregoing, an "Administrative or Judicial Action"), or (c) any amendment to, clarification of, or change in any official position with respect to, or any interpretation of, an Administrative or Judicial Action or a law or regulation of the United States that differs from the theretofore generally accepted position or interpretation, in each case, occurring on or after February 5, 1997, there is more than an insubstantial increase in the risk that interest paid by the Company on the Debentures is not, or will not be, deductible, in whole or in part, by the Company for United States federal income tax purposes.

OPTIONAL REDEMPTION

     The Debentures are redeemable as a whole or in part, at the option of the Company at any time and from time to time, on not less than 30 or more than 60 days' notice mailed to Holders thereof, at a redemption price equal to the greater of (i) 100% of the principal amount of the Debentures to be redeemed and
(ii) the sum of the present values of the Remaining Scheduled Payments thereon discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points, together in either case with accrued interest on the principal amount being redeemed to the date of redemption.

     In addition, if a Tax Event occurs and in the opinion of nationally recognized independent tax counsel, there would, notwithstanding any shortening of the maturity of the Debentures, be more than an insubstantial risk that interest paid by the Company on the Debentures is not, or will not be, deductible, in whole or in part, by the Company for United States federal income tax purposes, the Company will have the right, within 90 days following the occurrence of such Tax Event, to redeem the Debentures in whole (but not in part), on not less than 30 or more than 60 days' notice mailed to Holders thereof, at a redemption price equal to the greater of (i) 100% of the principal amount of the Debentures and (ii) the sum of the present values of the Remaining Scheduled Payments thereon discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 35 basis points, together, in either case with accrued interest on the principal amount being redeemed to the date of redemption.

     "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity (computed as of the second business day immediately preceding such redemption date) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

     "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Debentures. "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by the Company.

     "Comparable Treasury Price" means, with respect to any redemption date, (i) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities" or (ii) if such release (or any successor release) is not published or does not contain such prices on such business day, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (B) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Quotations. "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer as of 3:30 p.m., New York time, on the third business day preceding such redemption date.

     "Reference Treasury Dealer" means each of Salomon Brothers Inc, Credit Suisse First Boston Corporation and Morgan Stanley & Co. Incorporated and their respective successors and two other nationally recognized investment banking firms that are Primary Treasury Dealers specified from time to time by the Company; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), the Company shall substitute therefor another nationally recognized investment banking firm that is a Primary Treasury Dealer.

     "Remaining Scheduled Payments" means, with respect to each Debenture to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related redemption date but for such redemption; provided, however, that, if such redemption date is not an interest payment date with respect to such Debenture, the amount of the next succeeding scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such redemption date.

     On and after any redemption date, interest will cease to accrue on the Debentures or any portion thereof called for redemption. On or before any redemption date, the Company shall deposit with a paying agent (or the Trustee) money sufficient to pay the redemption price of and accrued interest on the Debentures to be redeemed on such date. If less than all the Debentures are to be redeemed, the Debentures to be redeemed shall be selected by the Trustee by such method as the Trustee shall deem fair and appropriate.

PAYMENT AND PAYING AGENTS

     Payment of principal of, and premium, if any, on the Debentures will be made against surrender of such Debentures at the Corporate Trust Office of The First National Bank of Chicago in Chicago, Illinois. Payment of any installment of interest on the Debentures will be made to the person in whose name such Debenture is registered at the close of business on the regular record date for such interest payment. Payments of such interest will be made at the Corporate Trust Office of The First National Bank of Chicago in Chicago, Illinois, or, at the option of the Company, by check mailed to the address of, or by wire transfer to an account designated by, the Holder entitled thereto as such address or account is shown in the Security Register. (Sections 307 and 1001)

     The Company may terminate the appointment of the paying agent from time to time. (Section 1002)

     All moneys paid by the Company to a paying agent for the payment of principal of, or premium, if any, or interest on any Debenture that remains unclaimed at the end of two years after such principal, premium or interest shall have become due and payable will be repaid to the Company and the Holder of such Debenture will thereafter look only to the Company for payment thereof. (Section 1003)

RESTRICTIVE COVENANTS

     Limitation on Liens. Chrysler will not, and it will not permit any subsidiary to, guarantee or suffer to exist any indebtedness for borrowed money secured by a mortgage, pledge or other security interest or title retention agreement ("Mortgage") on any Principal Domestic Automotive Plant, or on any shares of stock of or indebtedness of any subsidiary which owns or leases a Principal Domestic Automotive Plant, without effectively securing or causing such subsidiary to secure the Debentures equally and ratably with (or prior to) such secured indebtedness, unless after giving effect thereto the aggregate amount of all such indebtedness so secured together with all Attributable Debt of the Company and its subsidiaries in respect of sale and leaseback transactions involving Principal Domestic Automotive Plants (except sale and leaseback transactions the proceeds of which are applied to the retirement of Funded Debt) would not exceed 10% of Consolidated Net Worth. This restriction will not apply to indebtedness secured by (a) Mortgages identified in the Indenture and that were existing on December 31, 1984, (b) Mortgages on property of, or on any shares of stock or indebtedness of, any corporation existing at the time such corporation becomes a subsidiary, (c) Mortgages in favor of Chrysler or a subsidiary, (d) Mortgages in favor of governmental bodies to secure progress, advance or other payments, (e) Mortgages on property existing at the time of acquisition thereof (including acquisition through merger or consolidation) and purchase money Mortgages (including construction cost financing), and (f) any extension, renewal or replacement of any Mortgage referred to in the foregoing clauses (a) through (e), inclusive if such extension, renewal or replacement Mortgage is limited to all or part of the property securing the prior Mortgage. (Section 1004)

     "Principal Domestic Automotive Plant" is defined to include any real or personal property constituting a significant part of any automotive and related manufacturing or assembly plant owned or leased by Chrysler or a subsidiary and located within the United States if the gross book value of all real property included in such plant exceeds 0.5% of Consolidated Net Worth and more than 75% in value of its total production, determined in the manner and for the period specified in the Indenture, consists of cars or trucks or parts, material or accessories therefor. (Section 101)

     "Attributable Debt" is defined to mean the total net amount of rent (discounted at the rate per annum equal to the simple average of the interest rates borne by all series of debt securities outstanding under the Indenture ("Debt Securities") compounded annually) required to be paid during the remaining term of any lease, exclusive of certain charges. (Section 101)

     "Funded Debt" is defined to mean all debt which by its terms is payable or, at Chrysler's option, may be paid more than 12 months after the date of the most recent consolidated balance sheet. (Section 101)

     "Consolidated Net Worth" is defined to mean the total of (a) the par value (or stated value on the books of Chrysler) of the capital stock of Chrysler, (b) the additional paid-in capital of Chrysler, (c) minority interests in subsidiaries, plus (d) retained earnings (or minus accumulated deficit) of Chrysler and its subsidiaries, minus (e) the purchase cost of any capital stock of Chrysler acquired by it and held as treasury stock, and plus or minus, as the case may be, (f) any separate component of equity not described in (a) through
(e) of this definition and recorded by Chrysler in its equity account in accordance with generally accepted accounting principles, all as set forth on the most recent consolidated balance sheet of Chrysler and its subsidiaries. (Section 101)

     Limitation on Sales and Leasebacks. Neither Chrysler nor any subsidiary may enter into any sale and leaseback transaction with any lender or investor involving any Principal Domestic Automotive Plant which has been owned or operated by Chrysler or such subsidiary for more than 150 days unless (a) Chrysler or such subsidiary could mortgage such property in an amount equal to the Attributable Debt with respect to the sale and leaseback transaction without equally and ratably securing the Debentures, or (b) Chrysler, within 150 days, applies to the retirement of Debt Securities or other Funded Debt an amount not less than the greater of (i) the net proceeds of the sale of the Principal Domestic Automotive Plant leased pursuant to such arrangement or (ii) the fair market value of the Principal Domestic Automotive Plant so leased. This restriction will not apply to any sale and leaseback transaction (a) between Chrysler and a subsidiary or between subsidiaries or (b) involving the taking back of a lease for a period of three years or less. (Section 1005)

     Chrysler will be required to furnish to the Trustee annually an officers' certificate to the effect that to the best knowledge of the signatories Chrysler is not in default in the performance and observance of the foregoing restrictive covenants or, if Chrysler is in default, specifying such default. (Section 1006)

     Merger, Consolidation and Transfer or Lease of Assets. Chrysler may not consolidate with or merge into any corporation, or transfer or lease its property and assets substantially as an entirety to any Person or permit any Person to consolidate with or merge into or transfer or lease its assets substantially as an entirety to Chrysler, unless (i) if Chrysler shall consolidate or merge with, or transfer or lease its property or assets to, a corporation or a Person, the successor corporation, transferee or lessee is a corporation organized under the laws of the United States or any state or political subdivision thereof, and it assumes all the obligations of Chrysler under the Debentures and the Indenture and (ii) after giving effect to such transaction and treating indebtedness which becomes an obligation of the Company or a subsidiary in connection therewith as having been incurred at the time of such transaction, no event that is, or with notice or lapse of time would become, an Event of Default under the Indenture would exist. (Section 801)

DEFEASANCE

     Chrysler may terminate certain of its obligations under the Indenture with respect to the Debentures, including its obligations to comply with the covenants described under the heading "Restrictive Covenants" above, on the terms and subject to the conditions contained in the Indenture, by depositing in trust with the Trustee money or Government Obligations sufficient to pay the principal of, and premium, if any, and interest on the Debentures to maturity. Such deposit and termination is conditioned upon Chrysler's delivery of an opinion of independent counsel that (a) the Holders of the Debentures will have no federal income tax consequences as a result of such deposit and termination and (b) if listed on the New York Stock Exchange, the Debentures will not be delisted as a result of the exercise of this option. Such termination will not relieve Chrysler of its obligation to pay when due the principal of or interest on the Debentures if the Debentures are not paid from the money or Government Obligations held by the Trustee for the payment thereof. (Section 1301)

EVENTS OF DEFAULT, WAIVER AND NOTICE

     Events of default with respect to the Debentures are defined in the Indenture as being: (a) default for 30 days in payment of interest on any Debenture, or default in payment of principal of or premium, if any, on any Debenture when due; (b) default in the deposit of any sinking fund payment on any Debenture when due; (c) default for 90 days after notice to Chrysler by the Trustee or by the Holders of 10% in principal amount of the Debentures then outstanding in performance of any other covenant in the Indenture; (d) acceleration of the maturity of any indebtedness for money borrowed by Chrysler of $5,000,000 or more at the time outstanding, if such acceleration is not rescinded or annulled within 10 days after notice by the Trustee or the Holders of 10% in principal amount of the Debentures then outstanding; and (e) certain events of bankruptcy, insolvency and reorganization. (Section 501) The Indenture provides that if an event of default specified therein with respect to the Debentures shall occur and be continuing, either the Trustee or the Holders of 25% in principal amount of the Debentures then outstanding may declare the principal of all of the Debentures to be due and payable. (Section 502) The Holders of a majority in principal amount of the Debentures then outstanding may on behalf of the Holders of all Debentures waive any past default or event of default with respect to the Debentures except a default not theretofore cured in payment of the principal of or premium, if any, or interest on any Debenture or in respect of a covenant or provision of the Indenture which cannot be modified or amended by a supplemental indenture without the consent of the Holder of each outstanding Debenture affected (see "Modification and Waiver"). (Sections 502 and 513)

     The Indenture contains a provision entitling the Trustee, subject to the duty of the Trustee during default with respect to the Debentures to act with the required standard of care, to be indemnified by the

Holders of the Debentures before proceeding to exercise any right or power under the Indenture at the request of such Holders. (Section 603) The Indenture provides that no Holder of Debentures may institute any proceeding, judicial or otherwise, to enforce the Indenture except in the case of failure of the Trustee, for 60 days, to act after the Trustee has been given (x) notice of default with respect to the Debentures, (y) a request to enforce the Indenture by the Holders of not less than 25% in aggregate principal amount of the Debentures then outstanding and (z) an offer of reasonable indemnity. (Section
507) This provision will not prevent any Holder of Debentures from enforcing payment of the principal thereof and premium, if any, and interest thereon at the respective due dates thereof. (Section 508) The Holders of a majority in aggregate principal amount of the Debentures then outstanding may direct the time, method and place of conducting any proceedings for any remedy available to the Trustee or exercising any trust or power conferred on it with respect to the Debentures. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture or that would be unjustly prejudicial to Holders of the Debentures not joining therein. (Section 512)

     The Indenture provides that the Trustee will, within 90 days after the occurrence of a default with respect to the Debentures known to it, give to the Holders of the Debentures notice of such default if not cured or waived, but, except in the case of a default in the payment of principal of or interest on the Debentures, the Trustee shall be protected in withholding such notice if it determines in good faith that the withholding of such notice is in the interests of the Holders of the Debentures. (Section 602)

MODIFICATION AND WAIVER

     The Indenture permits Chrysler and the Trustee, with the consent of the Holders of 66 2/3% in principal amount of each series of Debt Securities at the time outstanding thereunder and affected thereby, to execute supplemental indentures adding any provisions to or changing or eliminating any of the provisions of the Indenture or modifying the rights of the Holders of such series of Debt Securities, except that no such supplemental indenture may, without the consent of all Holders of the Debentures, (a) change the maturity of the Debentures or any installment of interest thereon or reduce the principal amount thereof or premium, if any, or interest thereon, or (b) reduce the aforesaid percentage of the Debentures, the consent of the Holders of which is required for any such supplemental indenture. Compliance by Chrysler with certain restrictive covenants may be waived in particular cases with the consent of the Holders of 66 2/3% in principal amount of the outstanding Debt Securities of each series affected thereby. (Sections 902 and 1007)

CONCERNING THE TRUSTEE

     State Street Bank and Trust Company, the Trustee, currently has its corporate trust office at Two International Place, 4th Floor, Boston, Massachusetts 02110. Any notice to or demand upon the Trustee with respect to the Debentures or the Indenture may be served upon the Trustee at its corporate trust office. The Trustee will provide the Holders of the Debentures of any series with prior written notice of any change in the address of such office. The Trustee will serve as Security Registrar for the Debentures. The Trustee is also trustee under an indenture dated as of July 15, 1987 between it and the Company.

BOOK-ENTRY SYSTEM

     The Debentures are represented by one or more Global Securities registered in the name of the nominee of the Depositary. Each Global Security is issued in a denomination equal to the outstanding Debentures represented thereby and is held by or on behalf of the Depositary. Beneficial interests in the Global Securities are shown on, and transfers thereof will be effected only through, records maintained by the Depositary and its participants. Except as provided below, Debentures in certificated form will not be issued.

     Global Securities may be issued in registered form only and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for individual Debentures represented thereby, a

Global Security may not be transferred except as a whole by the Depositary for such Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor. (Sections 303, 304 and 305)

     Upon the issuance of a Global Security, the Depositary for such Global Security will credit, on its book-entry registration and transfer system, the respective principal amount of the individual Debentures represented by such Global Security to the accounts of institutions that have accounts with such Depositary ("participants"). The accounts to be credited shall initially be designated by the Initial Purchasers. Ownership of beneficial interests in a Global Security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary for such Global Security or by participants or persons that hold through participants. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

     So long as the Depositary for a Global Security, or its nominee, is the owner of such Global Security, such Depositary or such nominee, as the case may be, will be considered the sole Holder of the individual Debentures represented by such Global Security for all purposes under the Indenture. Except as set forth below, owners of beneficial interests in a Global Security will not be entitled to have any of the individual Debentures represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of such Debentures and will not be considered the Holders thereof under the Indenture.

     Payments of principal of, premium, if any, and interest on individual Debentures represented by a Global Security will be made to the Depositary or its nominee, as the case may be, as the Holder of the Global Security. None of the Company, the Trustee for the Debentures, any Paying Agent or the Security Registrar for the Debentures will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in such Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Company expects that the Depositary, upon receipt of any payment of principal, premium or interest in respect of a Global Security, will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security as shown on the records of the Depositary. The Company also expects that payments by participants to owners of beneficial interests in such Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers and registered in "street name", and will be the responsibility of such participants.

     The Depositary will take any action permitted to be taken by a Holder of Debentures only at the direction of one or more participants to whose accounts interests in the Global Securities are credited and only in respect of such portion of the aggregate principal amount of Debentures as to which such participant or participants has or have given such direction.

     If the Depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by the Company within ninety days, the Company will issue individual Debentures in exchange for the Global Security or Securities representing such Debentures. In addition, the Company may at any time and in its sole discretion determine not to have any Debentures represented by one or more Global Securities and, in such event, will issue individual Debentures in exchange for the Global Security or Securities representing such Debentures. In any such instance, an owner of a beneficial interest in a Global Security will be entitled to physical delivery of individual Debentures represented by such Global Security equal in principal amount to such beneficial interest and to have such Debentures registered in its name. Individual Debentures so issued will be issued as certificated Debentures in denominations of $1,000 and integral multiples thereof. (Section 305)

     The Depositary has advised the Company and the Initial Purchasers as follows: The Depositary is a limited-purpose trust company organized under New York Banking Law, a "banking organization" within the meaning of New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depositary's participants include securities brokers and dealers (including the Initial Purchasers), banks, trust companies, clearing corporations, and certain other organizations, some of which (and/or their representatives) own the Depositary. Access to the Depositary's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

SAME-DAY SETTLEMENT AND PAYMENT

     All payments of principal of and interest on the Debentures will be made by the Company in immediately available funds or the equivalent.

     The Debentures clear in the Depositary's Same-Day Funds Settlement System until maturity, and secondary market trading activity in the Debentures that is effected through the Depositary will therefore be required by the Depositary to settle in immediately available funds.

ABSENCE OF A PUBLIC MARKET FOR THE DEBENTURES

     Prior to the Exchange Offer, there has been no public market for the Debentures. If such a market were to develop, the New Debentures could trade at prices that may be higher or lower than their principal amount. Chrysler does not intend to apply for listing of the New Debentures on any securities exchange or for quotation of the New Debentures on The Nasdaq Stock Market's National Market or otherwise. Chrysler has been advised by the Initial Purchasers that they currently intend to make a market in the New Debentures, as permitted by applicable laws and regulations, after consummation of the Exchange Offer. The Initial Purchasers are not obligated, however, to make a market in the New Debentures, and any such market making activity may be discontinued at any time without notice at the sole discretion of the Initial Purchasers. There can be no assurance as to the liquidity of the public market for the New Debentures or that any active public market for the New Debentures will develop or continue. If an active public market does not develop or continue, the market price and liquidity of the New Debentures may be adversely affected.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The following summary describes the principal U.S. federal income tax consequences to holders of the exchange of the Existing Debentures for New Debentures pursuant to the Exchange Offer. This summary is intended to address the beneficial owners of Debentures that are citizens or residents of the United States, corporations, partnerships or other entities created or organized in or under the laws of the United States or any State or the District of Columbia, or estates or trusts that are not foreign estates or trusts for United States federal income tax purposes, in each case, that hold the Debentures as capital assets.

     The exchange of Existing Debentures for New Debentures pursuant to the Exchange Offer will not constitute a taxable exchange for United States federal income tax purposes. As a result, a holder of an Existing Debenture whose Existing Debenture is accepted in the Exchange Offer will not recognize gain or loss on the exchange. A tendering holder's tax basis in the New Debentures received pursuant to the Exchange Offer will be the same as such holder's tax basis in the Existing Debentures surrendered therefor. A tendering holder's holding period for the New Debentures received pursuant to the Exchange Offer will include its holding period for the Existing Debentures surrendered therefor.

     Upon the occurrence of a Tax Event, Chrysler may shorten the maturity of the Debentures and, under certain circumstances, redeem the Debentures. See "Description of Debentures -- Conditional Right to Shorten Maturity" and "-- Optional Redemption."

     ALL HOLDERS OF EXISTING DEBENTURES ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE UNITED STATES FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF THE EXCHANGE OF EXISTING DEBENTURES FOR NEW DEBENTURES AND OF THE OWNERSHIP AND DISPOSITION OF NEW DEBENTURES RECEIVED IN THE EXCHANGE OFFER IN LIGHT OF THEIR OWN PARTICULAR CIRCUMSTANCES.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives New Debentures for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Debentures. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Debentures received in exchange for Existing Debentures where such Existing Debentures were acquired as a result of market-making activities or other trading activities. The Company has agreed that, starting on the Expiration Date and ending on the close of business 180 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

     The Company will not receive any proceeds from any sale of New Debentures by broker-dealers. New Debentures received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Debentures or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Debentures. Any broker-dealer that resells New Debentures that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Debentures may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Debentures and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 180 days after the Expiration Date, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay all expenses incident to the Exchange Offer (including the expenses of one counsel for the Holders of the Debentures) other than commissions or concessions of any brokers or dealers and will indemnify the Holders of the New Debentures (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     The validity of the New Debentures will be passed upon by William J. O'Brien, Esq., Vice President, General Counsel and Secretary of Chrysler. Mr. O'Brien owns and holds options to purchase shares of Common Stock of Chrysler.

                                    EXPERTS

     The consolidated financial statements of Chrysler as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996 incorporated in this prospectus by reference from Chrysler's Annual Report on Form 10-K for the year ended December 31, 1996, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

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     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY
REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND THE ACCOMPANYING LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE EXCHANGE AGENT. NEITHER THIS PROSPECTUS NOR THE ACCOMPANYING LETTER OF TRANSMITTAL, OR BOTH TOGETHER, CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS, NOR THE ACCOMPANYING LETTER OF TRANSMITTAL, OR BOTH TOGETHER, NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AT ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                         PAGE
                                         ----
Available Information................      2
Incorporation of Certain Documents by
  Reference..........................      2
Prospectus Summary...................      3
Use of Proceeds......................      8
Ratio of Earnings to Fixed Charges...      8
Capitalization.......................      8
Selected Financial Information.......      9
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations......................     12
The Exchange Offer...................     20
Description of Debentures............     26
Certain United States Federal Income
  Tax Consequences...................     33
Plan of Distribution.................     34
Legal Matters........................     34
Experts..............................     35

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                          [CHRYSLER CORPORATION LOGO]

                               OFFER TO EXCHANGE
                      7.45% DEBENTURES DUE 2097, SERIES B,

                      WHICH HAVE BEEN REGISTERED UNDER THE
                      SECURITIES ACT OF 1933, AS AMENDED,

                          FOR ANY AND ALL OUTSTANDING
                           7.45% DEBENTURES DUE 2097
                                   PROSPECTUS

                                            , 1997

-------------------------------------------------------------------------------
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

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Chrysler is incorporated under the laws of the State of Delaware. Section 145 of the Delaware Corporation Law, as amended, and Section B of Article VIII of Chrysler's Certificate of Incorporation provide for the indemnification, except in certain circumstances set forth below, of officers, directors, employees and agents of Chrysler for certain expenses incurred in connection with any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative, and for the purchase and maintenance of insurance by Chrysler on behalf of officers, directors, employees and agents of Chrysler against any liability asserted against, and incurred by, any such officer, director, employee or agent in such capacity. Set forth below is the text of Section 145 and the text of Section B of Article VIII of Chrysler's Certificate of Incorporation.

     Section 145 of the Delaware Corporation Law, as amended, provides as follows:

          "145 INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS; INSURANCE. -- (a) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

          (b) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

          (c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

          (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made
     (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

          (e) Expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

          (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

          (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section.

          (h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

          (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

          (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person."

     Section B of Article VIII of the Certificate of Incorporation of Chrysler, as amended, provides as follows:

          "B. (1) Each person who is or was made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director, officer, employee or agent of the Corporation or any of its subsidiaries or is or was serving at the request of the Corporation or any of its subsidiaries, as a director, officer, employee, fiduciary or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in paragraph (2) hereof with respect to proceedings seeking to enforce rights to indemnification, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Section shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the Delaware General Corporation Law requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section or otherwise.

          (2) If a claim under paragraph (1) of this Section is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for expense incurred in defending a proceeding in advance of its final disposition, in which case the applicable period shall be twenty days, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

          (3) The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of this Certification of Incorporation or by-law, agreement, vote of stockholders or disinterested directors or otherwise.

          (4) The Corporation may maintain insurance, at its expense, to protect itself and any of its subsidiaries and any director, officer, employee or agent of the Corporation and any of its subsidiaries or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

          (5) The Corporation may enter into contracts with any director, officer, employee or agent of the Corporation or any of its subsidiaries providing indemnification to the full extent authorized or permitted by the Delaware General Corporation Law and may create a trust fund, grant a security interest and/or use other means (including, without limitation, letters of credit, surety bonds and other similar arrangements) to ensure the payment of such amounts as may become necessary to effect indemnification pursuant to such contracts or otherwise.

          (6) The Corporation's indemnity of any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise shall be reduced by any amounts such person may collect as indemnification from such other corporation, partnership, joint venture, trust or other enterprise.

          (7) Any repeal or modification of the foregoing paragraphs by the stockholders of the Corporation shall not adversely affect any right or protection of a person with respect to any act or omission occurring prior to the time of such repeal or modification."

     As permitted by Section 145 of the General Corporation Law of the State of Delaware, as amended, and as authorized by the Board of Directors of Chrysler pursuant to Section B of Article VIII of the Certificate of Incorporation, as amended, Chrysler has purchased and maintains insurance providing for reimbursement to elected directors and officers, subject to certain exceptions, of amounts they may be legally obligated to pay, including but not limited to damages, judgments, settlements, costs and attorneys' fees (but not including fines, penalties or matters not insurable under the law), as a result of claims and legal actions instituted against them to recover for their acts while serving as directors or officers.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.
(A) LIST OF EXHIBITS

EXHIBIT
NUMBER                               DESCRIPTION OF DOCUMENT
-------                              -----------------------
 4-A-1       --    Copy of Certificate of Incorporation of Chrysler
                   Corporation, as amended and restated and in effect on May
                   21, 1987. Filed as Exhibit 3-A-1 to Chrysler Corporation
                   Annual Report on Form 10-K for the year ended December 31,
                   1994, and incorporated herein by reference.
 4-A-2       --    Copy of Certificate of Amendment of Certificate of
                   Incorporation of Chrysler Corporation dated May 19, 1994, as in effect on May 20, 1994. Filed as Exhibit 3-A-2 to
                   Chrysler Corporation Annual Report on Form 10-K for the year ended December 31, 1994 and incorporated herein by
                   reference.
 4-A-3       --    Copy of By-Laws of Chrysler Corporation, as amended as of
                   February 8, 1996. Filed as Exhibit 3-B to Chrysler
                   Corporation Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1996, and incorporated herein by
                   reference.
 4-A-4       --    Copy of Certificate of Designation for Chrysler Corporation
                   Junior Participating Cumulative Preferred Stock. Filed as
                   Exhibit 3-C to Chrysler Corporation Annual Report on Form
                   10-K for the year ended December 31, 1994 and incorporated herein by reference.
 4-A-5       --    Copy of Certificate of Designation, Preferences and Rights
                   of Series A Convertible Preferred Stock. Filed as Exhibit
                   3-D to Chrysler Corporation Annual Report on Form 10-K for
                   the year ended December 31, 1994 and incorporated herein by reference.
 4-B-1       --    Copy of Certificate of Ownership and Merger merging Chrysler
                   Motors Corporation into Chrysler Corporation, effective on
                   December 31, 1989. Filed as Exhibit 4-B-1 to Chrysler
                   Corporation Annual Report on Form 10-K for the year ended
                   December 31, 1989, and incorporated herein by reference.
 4-B-2       --    Copy of Agreement of Merger and Plan of Reorganization,
                   dated as of March 6, 1986, among Chrysler Corporation,
                   Chrysler Holding Corporation (now Chrysler Corporation) and
                   New Chrysler, Inc., annexed as Exhibit A to Registration
                   Statement No. 33-4537 on Form S-4 of Chrysler Holding
                   Corporation (now Chrysler Corporation), and incorporated
                   herein by reference.
 4-C-1       --    Copy of Rights Agreement, dated as of February 4, 1988, and amended and restated as of December 14, 1990, between
                   Chrysler Corporation and First Chicago Trust Company of New
                   York (formerly Morgan Shareholder Services Trust Company), as Rights Agent, relating to Rights to purchase Chrysler
                   Corporation Junior Participating Cumulative Preferred Stock.
                   Filed as Exhibit 1 to Chrysler Corporation Current Report on
                   Form 8-K, dated December 14, 1990, and incorporated herein by reference.
 4-C-2       --    Amendment No. 1, dated as of December 1, 1994, to the Rights
                   Agreement, dated as of February 4, 1988, and amended and
                   restated as of December 14, 1990, between Chrysler
                   Corporation and First Chicago Trust Company of New York
                   (formerly known as Morgan Shareholder Services Trust
                   Company), as Rights Agent. Filed as Exhibit 1 to Chrysler
                   Corporation Current Report on Form 8-K, dated December 1,
                   1994, and incorporated herein by reference.
 4-C-3       --    Amendment No. 2, dated as of February 8, 1996, to the Rights
                   Agreement, dated as of February 4, 1988, and amended and
                   restated as of December 14, 1990 between Chrysler
                   Corporation and First Chicago Trust Company of New York
                   (formerly known as Morgan Shareholder Services Trust
                   Company), as Rights Agent. Filed as Exhibit 1 to Chrysler
                   Corporation Current Report on Form 8-K, dated February 13,
                   1996, and incorporated herein by reference.

EXHIBIT
NUMBER                               DESCRIPTION OF DOCUMENT
-------                              -----------------------
 4-D-1       --    Conformed copy of Indenture, dated as of July 15, 1987,
                   between Chrysler Corporation and Manufacturers Hanover Trust
                   Company, as Trustee, State Street Bank and Trust Company, as
                   successor Trustee, relating to Debt Securities, Appendix B thereto relating to 10.95% Debentures Due 2017 and Appendix
                   C thereto relating to 10.40% Notes Due 1999. Filed as
                   Exhibit 4-D-1 to Chrysler Corporation Annual Report on Form
                   10-K for the year ended December 31, 1987, and incorporated herein by reference.
 4-D-2       --    Conformed copy of Indenture, dated as of March 1, 1985,
                   between Chrysler Corporation and Manufacturers Hanover Trust
                   Company, as Trustee, State Street Bank and Trust Company, as
                   successor Trustee, relating to Debt Securities and Appendix
                   B thereto relating to 13% Debentures Due 1997. Filed as
                   Exhibit 4-B to Chrysler Corporation Annual Report on Form
                   10-K for the year ended December 31, 1985, and incorporated herein by reference.
 4-D-3       --    Form of Supplemental Indenture, dated as of May 30, 1986,
                   between Chrysler Holding Corporation (now Chrysler
                   Corporation), Chrysler Corporation and Manufacturers Hanover
                   Trust Company, as Trustee, State Street Bank and Trust
                   Company, as successor Trustee, relating to Debt Securities.
                   Filed as Exhibit 4-E-2 to the Post-Effective Amendment No. 1
                   to Registration Statement No. 33-4537 on Form S-4 of
                   Chrysler Holding Corporation (now Chrysler Corporation), and
                   incorporated herein by reference.
 4-D-4       --    Copy of Supplemental Indenture, dated as of December 31,
                   1989, between Chrysler Corporation and Manufacturers Hanover
                   Trust Company, as Trustee, State Street Bank and Trust
                   Company, as successor Trustee, relating to Debt Securities.
                   Filed as Exhibit 4-D-4 to Chrysler Corporation Annual Report
                   on Form 10-K for the year ended December 31, 1989, and
                   incorporated herein by reference.
 4-D-5       --    Conformed copy of Third Supplemental Indenture, dated as of
                   May 1, 1990, between Chrysler Corporation and Manufacturers
                   Hanover Trust Company, as Trustee, State Street Bank and
                   Trust Company, as successor Trustee, relating to Debt
                   Securities and Appendix D to Indenture dated as of March 1,
                   1985 between Chrysler Corporation and Manufacturers Hanover
                   Trust Company relating to Debentures Due 2020. Filed as
                   Exhibit 4-D-5 to Chrysler Corporation Annual Report on Form
                   10-K for the year ended December 31, 1990, and incorporated herein by reference.
 4-D-6       --    Conformed copy of Trust Agreement, dated as of May 1, 1990, between Chrysler Corporation and Manufacturers Hanover Bank
                   (Delaware), Trustee, relating to the Auburn Hills Trust.
                   Filed as Exhibit 4-D-6 to Chrysler Corporation Annual Report
                   on Form 10-K for the year ended December 31, 1990, and
                   incorporated herein by reference.
*4-D-7       --    Appendix E to Indenture, dated as of March 1, 1985, as
                   amended and supplemented, between Chrysler Corporation and
                   State Street Bank and Trust company, as successor Trustee to
                   Manufacturers Hanover Trust Company.
*4-D-8       --    Appendix F to Indenture, dated as of March 1, 1985, as
                   amended and supplemented, between Chrysler Corporation and
                   State Street Bank and Trust Company, as successor Trustee to
                   Manufacturers Hanover Trust Company.
*4-D-9       --    Registration Agreement, dated February 5, 1997, by and among
                   Chrysler Corporation, Salomon Brothers Inc, Credit Suisse
                   First Boston Corporation and Morgan Stanley & Co.
                   Incorporated.

EXHIBIT
NUMBER                               DESCRIPTION OF DOCUMENT
-------                              -----------------------
 4-E         --    Copy of $2,400,000,000 Revolving Credit Agreement, dated as of April 26, 1996, among Chrysler Corporation, Chrysler
                   Canada Ltd., the several Banks party to the Agreement, Royal
                   Bank of Canada, as Canadian Administrative Agent, and
                   Chemical Bank, as Administrative Agent for the Banks. Filed
                   as Exhibit 4-E to Chrysler Corporation Quarterly Report on
                   Form 10-Q for the quarter ended June 30, 1996 and
                   incorporated herein by reference.
*5           --    Opinion of William J. O'Brien, Esq., as to the legality of the securities being registered.
*12          --    Computations of Ratios of Earnings to Fixed Charges.
*23-A        --    Consent of William J. O'Brien, Esq., (included in opinion
                   filed as Exhibit 5).
*23-B        --    Consent of Deloitte & Touche.
*24          --    Powers of Attorney executed by certain officers and
                   directors who signed this Registration Statement by an
                   attorney-in-fact.
 25          --    Statement of Eligibility and Qualification Under the Trust
                   Indenture Act of 1939 (Form T-1) of State Street Bank and
                   Trust Company. Filed as Exhibit 25 to Registration Statement
                   No. 333-21589 on Form S-3 of Chrysler Corporation, and
                   incorporated herein by reference.

-------------------------
* Filed herewith.

(B) FINANCIAL STATEMENT SCHEDULES.

     Financial statement schedules of the Company for which provision is made in the applicable accounting regulations of the Commission are not required, are inapplicable or have been disclosed in the notes to the financial statements and therefore have been omitted.

ITEM 22. UNDERTAKINGS.

     (a) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     (c) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     (d) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, Chrysler Corporation has caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Auburn Hills, State of Michigan, on the 14th day of February, 1997.

                                            CHRYSLER CORPORATION

                                            By         /s/ GARY C. VALADE
                                             -----------------------------------
                                                         Gary C. Valade
                                                  Executive Vice President and
                                                   Chief Financial Officer

     Pursuant to the requirements of this Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

PRINCIPAL EXECUTIVE OFFICER:

                ROBERT J. EATON*                    Chairman of the Board               February 14, 1997
------------------------------------------------
                Robert J. Eaton

PRINCIPAL FINANCIAL OFFICER:

               /s/ GARY C. VALADE                   Executive Vice President            February 14, 1997
------------------------------------------------      and Chief Financial Officer
                   Gary C. Valade

PRINCIPAL ACCOUNTING OFFICER:

                JAMES D. DONLON*                    Controller                          February 14, 1997
------------------------------------------------
                James D. Donlon

*By:            /s/ H. E. LEESE                                                         February 14, 1997
     -------------------------------------------
                    H. E. Leese
                  Attorney-in-Fact

                                   SIGNATURES

Directors:

               LILYAN H. AFFINITO*                  Director                            February 14, 1997
------------------------------------------------
               Lilyan H. Affinito

                JAMES D. ALJIAN*                    Director                            February 14, 1997
------------------------------------------------
                James D. Aljian

                                                    Director
------------------------------------------------
                Robert E. Allen

            JOSEPH A. CALIFANO, JR.*                Director                            February 14, 1997
------------------------------------------------
            Joseph A. Califano, Jr.

               THOMAS G. DENOMME*                   Director                            February 14, 1997
------------------------------------------------
               Thomas G. Denomme

                ROBERT J. EATON*                    Director                            February 14, 1997
------------------------------------------------
                Robert J. Eaton

                 EARL G. GRAVES*                    Director                            February 14, 1997
------------------------------------------------
                 Earl G. Graves

                   KENT KRESA*                      Director                            February 14, 1997
------------------------------------------------
                   Kent Kresa

               ROBERT J. LANIGAN*                   Director                            February 14, 1997
------------------------------------------------
               Robert J. Lanigan

                 ROBERT A. LUTZ*                    Director                            February 14, 1997
------------------------------------------------
                 Robert A. Lutz

                PETER A. MAGOWAN*                   Director                            February 14, 1997
------------------------------------------------
                Peter A. Magowan

                  JOHN B. NEFF*                     Director                            February 14, 1997
------------------------------------------------
                  John B. Neff

               MALCOLM T. STAMPER*                  Director                            February 14, 1997
------------------------------------------------
               Malcolm T. Stamper

                LYNTON R. WILSON*                   Director                            February 14, 1997
------------------------------------------------
                Lynton R. Wilson

*By:            /s/ H. E. LEESE                                                         February 14, 1997
    --------------------------------------------
                    H. E. Leese
                  Attorney-in-Fact

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                            DESCRIPTION OF DOCUMENT
-------                           -----------------------
 4-A-1     --   Copy of Certificate of Incorporation of Chrysler                     *
                Corporation, as amended and restated and in effect on May
                21, 1987. Filed as Exhibit 3-A-1 to Chrysler Corporation
                Annual Report on Form 10-K for the year ended December 31,
                1994, and incorporated herein by reference.
 4-A-2     --   Copy of Certificate of Amendment of Certificate of                   *
                Incorporation of Chrysler Corporation dated May 19, 1994, as in effect on May 20, 1994. Filed as Exhibit 3-A-2 to
                Chrysler Corporation Annual Report on Form 10-K for the year ended December 31, 1994 and incorporated herein by
                reference.
 4-A-3     --   Copy of By-Laws of Chrysler Corporation, as amended as of            *
                February 8, 1996. Filed as Exhibit 3-B to Chrysler
                Corporation Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1996, and incorporated herein by
                reference.
 4-A-4     --   Copy of Certificate of Designation for Chrysler Corporation          *
                Junior Participating Cumulative Preferred Stock. Filed as
                Exhibit 3-C to Chrysler Corporation Annual Report on Form
                10-K for the year ended December 31, 1994 and incorporated herein by reference.
 4-A-5     --   Copy of Certificate of Designation, Preferences and Rights           *
                of Series A Convertible Preferred Stock. Filed as Exhibit
                3-D to Chrysler Corporation Annual Report on Form 10-K for
                the year ended December 31, 1994 and incorporated herein by reference.
 4-B-1     --   Copy of Certificate of Ownership and Merger merging Chrysler         *
                Motors Corporation into Chrysler Corporation, effective on
                December 31, 1989. Filed as Exhibit 4-B-1 to Chrysler
                Corporation Annual Report on Form 10-K for the year ended
                December 31, 1989, and incorporated herein by reference.
 4-B-2     --   Copy of Agreement of Merger and Plan of Reorganization,              *
                dated as of March 6, 1986, among Chrysler Corporation,
                Chrysler Holding Corporation (now Chrysler Corporation) and
                New Chrysler, Inc., annexed as Exhibit A to Registration
                Statement No. 33-4537 on Form S-4 of Chrysler Holding
                Corporation (now Chrysler Corporation), and incorporated
                herein by reference.
 4-C-1     --   Copy of Rights Agreement, dated as of February 4, 1988, and          *
                amended and restated as of December 14, 1990, between
                Chrysler Corporation and First Chicago Trust Company of New
                York (formerly Morgan Shareholder Services Trust Company), as Rights Agent, relating to Rights to purchase Chrysler
                Corporation Junior Participating Cumulative Preferred Stock.
                Filed as Exhibit 1 to Chrysler Corporation Current Report on
                Form 8-K, dated December 14, 1990, and incorporated herein by reference.
 4-C-2     --   Amendment No. 1, dated as of December 1, 1994, to the Rights         *
                Agreement, dated as of February 4, 1988, and amended and
                restated as of December 14, 1990, between Chrysler
                Corporation and First Chicago Trust Company of New York
                (formerly known as Morgan Shareholder Services Trust
                Company), as Rights Agent. Filed as Exhibit 1 to Chrysler
                Corporation Current Report on Form 8-K, dated December 1,
                1994, and incorporated herein by reference.

-------------------------
* Incorporated herein by reference.

EXHIBIT
NUMBER                            DESCRIPTION OF DOCUMENT
-------                           -----------------------
 4-C-3     --   Amendment No. 2, dated as of February 8, 1996, to the Rights         *
                Agreement, dated as of February 4, 1988, and amended and
                restated as of December 14, 1990 between Chrysler
                Corporation and First Chicago Trust Company of New York
                (formerly known as Morgan Shareholder Services Trust
                Company), as Rights Agent. Filed as Exhibit 1 to Chrysler
                Corporation Current Report on Form 8-K, dated February 13,
                1996, and incorporated herein by reference.
 4-D-1     --   Conformed copy of Indenture, dated as of July 15, 1987,              *
                between Chrysler Corporation and Manufacturers Hanover Trust
                Company, as Trustee, State Street Bank and Trust Company, as
                successor Trustee, relating to Debt Securities, Appendix B thereto relating to 10.95% Debentures Due 2017 and Appendix
                C thereto relating to 10.40% Notes Due 1999. Filed as
                Exhibit 4-D-1 to Chrysler Corporation Annual Report on Form
                10-K for the year ended December 31, 1987, and incorporated herein by reference.
 4-D-2     --   Conformed copy of Indenture, dated as of March 1, 1985,              *
                between Chrysler Corporation and Manufacturers Hanover Trust
                Company, as Trustee, State Street Bank and Trust Company, as
                successor Trustee, relating to Debt Securities and Appendix
                B thereto relating to 13% Debentures Due 1997. Filed as
                Exhibit 4-B to Chrysler Corporation Annual Report on Form
                10-K for the year ended December 31, 1985, and incorporated herein by reference.
 4-D-3     --   Form of Supplemental Indenture, dated as of May 30, 1986,            *
                between Chrysler Holding Corporation (now Chrysler
                Corporation), Chrysler Corporation and Manufacturers Hanover
                Trust Company, as Trustee, State Street Bank and Trust
                Company, as successor Trustee, relating to Debt Securities.
                Filed as Exhibit 4-E-2 to the Post-Effective Amendment No. 1
                to Registration Statement No. 33-4537 on Form S-4 of
                Chrysler Holding Corporation (now Chrysler Corporation), and
                incorporated herein by reference.
 4-D-4     --   Copy of Supplemental Indenture, dated as of December 31,             *
                1989, between Chrysler Corporation and Manufacturers Hanover
                Trust Company, as Trustee, State Street Bank and Trust
                Company, as successor Trustee, relating to Debt Securities.
                Filed as Exhibit 4-D-4 to Chrysler Corporation Annual Report
                on Form 10-K for the year ended December 31, 1989, and
                incorporated herein by reference.
 4-D-5     --   Conformed copy of Third Supplemental Indenture, dated as of          *
                May 1, 1990, between Chrysler Corporation and Manufacturers
                Hanover Trust Company, as Trustee, State Street Bank and
                Trust Company, as successor Trustee, relating to Debt
                Securities and Appendix D to Indenture dated as of March 1,
                1985 between Chrysler Corporation and Manufacturers Hanover
                Trust Company relating to Debentures Due 2020. Filed as
                Exhibit 4-D-5 to Chrysler Corporation Annual Report on Form
                10-K for the year ended December 31, 1990, and incorporated herein by reference.
 4-D-6     --   Conformed copy of Trust Agreement, dated as of May 1, 1990,          *
                between Chrysler Corporation and Manufacturers Hanover Bank
                (Delaware), Trustee, relating to the Auburn Hills Trust.
                Filed as Exhibit 4-D-6 to Chrysler Corporation Annual Report
                on Form 10-K for the year ended December 31, 1990, and
                incorporated herein by reference.
 4-D-7     --   Appendix E to Indenture, dated as of March 1, 1985, as
                amended and supplemented, between Chrysler Corporation and
                State Street Bank and Trust Company, as successor Trustee to
                Manufacturers Hanover Trust Company.

-------------------------
* Incorporated herein by reference.

EXHIBIT
NUMBER                            DESCRIPTION OF DOCUMENT
-------                           -----------------------
 4-D-8     --   Appendix F to Indenture, dated as of March 1, 1985, as
                amended and supplemented, between Chrysler Corporation and
                State Street Bank and Trust Company, as successor Trustee to
                Manufacturers Hanover Trust Company.
 4-D-9     --   Registration Agreement, dated February 5, 1997, by and among
                Chrysler Corporation, Salomon Brothers Inc, Credit Suisse
                First Boston Corporation and Morgan Stanley & Co.
                Incorporated.
 4-E       --   Copy of $2,400,000,000 Revolving Credit Agreement, dated as          *
                of April 26, 1996, among Chrysler Corporation, Chrysler
                Canada Ltd., the several Banks party to the Agreement, Royal
                Bank of Canada, as Canadian Administrative Agent, and
                Chemical Bank, as Administrative Agent for the Banks. Filed
                as Exhibit 4-E to Chrysler Corporation Quarterly Report on
                Form 10-Q for the quarter ended June 30, 1996 and
                incorporated herein by reference.
 5         --   Opinion of William J. O'Brien, Esq., as to the legality of the securities being registered.
12         --   Computations of Ratios of Earnings to Fixed Charges.
23-A       --   Consent of William J. O'Brien, Esq., (included in opinion
                filed as Exhibit 5).
23-B       --   Consent of Deloitte & Touche.
24         --   Powers of Attorney executed by certain officers and
                directors who signed this Registration Statement by an
                attorney-in-fact.
25         --   Statement of Eligibility and Qualification Under the Trust           *
                Indenture Act of 1939 (Form T-1) of State Street Bank and
                Trust Company. Filed as Exhibit 25 to Registration Statement
                No. 333-21589 on Form S-3 of Chrysler Corporation, and
                incorporated herein by reference.

-------------------------
* Incorporated herein by reference.